Exhibit 2.1

STOCK PURCHASE AGREEMENT

By and Between

HICKORY TECH CORPORATION
(Purchaser)

And

MINNESOTA POWER ENTERPRISES, INC.
(Shareholder)

DATE:  NOVEMBER 9, 2005

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS
ARTICLE 2	PURCHASE OF STOCK; PURCHASE PRICE
2.1	Purchase and Sale of Stock
2.2	Purchase Price
2.3	Payment of Purchase Price on the Closing Date
2.4	Purchase Price Adjustment
2.5	Closing and Closing Deliveries
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
3.1	Organization
3.2	Capitalization
3.3	Due Authorization
3.4	No Breach
3.5	Clear Title
3.6	Condition of Assets
3.7	Litigation
3.8	Labor Matters
3.9	Tax Matters
3.10	Employee Benefits
3.11	No Guarantees
3.12	Financial Statements
3.13	Absence of Certain Developments
3.14	Intellectual Property
3.15	Compliance with Laws
3.16	Operating Contracts
3.17	Real Estate
3.18	Accounts Receivable
3.19	Books and Records
3.20	Employees
3.21	Permits

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3.22	Certain Arrangements
3.23	Subsidiaries
3.24	Insurance
3.25	Brokers
3.26	Relationship with Related Persons
3.27	Internal Disclosure Controls and Procedures
3.28	Environmental Matters
3.29	Debt Instruments
3.30	Customers and Suppliers
3.31	Shareholder Loans
3.32	Internal Accounting Controls
3.33	Absence of Certain Business Practices
3.34	Trade Regulation
3.35	Shareholder Ownership of the Stock
3.36	Employee Retention
3.37	Inventory
3.38	Warranties
3.39	Copies of Documents
3.40	Limitation on Representations and Warranties
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
4.1	Organization
4.2	Due Authorization
4.3	No Breach
4.4	Investment Representations
4.5	Brokers
4.6	Solvency and Fraudulent Conveyance
4.7	Telecommunications Utility
ARTICLE 5	PERFORMANCE AND COVENANTS PENDING CLOSING
5.1	Continuing Due Diligence

5.2	Conduct of Business
5.3	Encumbrances
5.4	Pay Increases
5.5	Restrictions on New Contracts
5.6	Preservation of Business
5.7	Payment and Performance of Obligations
5.8	Restrictions on Sale of Assets
5.9	Prompt Notice
5.10	Consents
5.11	Retention Program Plan
5.12	No Solicitation of Other Offers
5.13	Accounts Receivable and Payable
5.14	Audited Financial Statements
5.15	Insurance
5.16	Filing Reports and Making Payments
5.17	Capital Expenditures
5.18	Monthly and Year-End Financials
5.19	Litigation
5.20	Notification of Inaccuracy
5.21	Debt Instruments
5.22	Guarantees
5.23	Cooperation with Respect to Permits, Licenses and Regulatory Matters
5.24	Intercompany Agreements
5.25	Asset Purchase, Transfer and Licensing
ARTICLE 6	MUTUAL CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS
6.1	Proceedings
6.2	Required Consents and Approvals
6.3	Cisco Gold Status
6.4	Oracle Host License

ARTICLE 7	ADDITIONAL CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS
7.1	Accuracy of Representations and Warranties
7.2	Compliance with Covenants and Agreements
7.3	No Material Adverse Effect
7.4	Legal Opinion
7.5	Financial Statements
ARTICLE 8	ADDITIONAL CONDITIONS PRECEDENT TO THE SHAREHOLDER’S OBLIGATIONS
8.1	Accuracy of Representations and Warranties
8.2	Compliance with Covenants and Agreements
8.3	Legal Opinion
8.4	Delivery of Purchase Price and Other Consideration
8.5	Payment of Auditor
ARTICLE 9	INDEMNIFICATION
9.1	Indemnification by the Shareholder
9.2	Indemnification by the Purchaser
9.3	Procedure for Indemnification
9.4	Dispute Resolution
9.5	Effect of Insurance
9.6	Effect of Taxes
ARTICLE 10	TAX MATTERS
10.1	Tax Returns
10.2	Controversies
10.3	Transfer Taxes
10.4	Amended Tax Returns
10.5	Tax Sharing Agreements
10.6	Section 338(h)(10) Election
10.7	Tax Indemnification
10.8	Post-Closing Access and Cooperation

ARTICLE 11	PERFORMANCE FOLLOWING THE CLOSING DATE
11.1	Further Acts and Assurances
11.2	Non-Competition Agreement
11.3	Non-Solicitation Agreement
11.4	Reasonableness of Covenants
11.5	Injunctive Relief
11.6	Blue Pencil Doctrine
11.7	Guarantees
11.8	Employee Matters
11.9	Indemnification of Officers and Directors of the Company
11.10	Transition Services
11.11	Confidentiality
11.12	Assignment of Confidentiality Agreements
11.13	Release
11.14	Insurance
11.15	Dark Fiber Lease Agreement
11.16	Shareholder Payment of Retention Payments
11.17	Discharge and Solvency
11.18	Post-Closing Regulatory Filings
11.19	Use of Certain Marks, Logos and Names
11.20	Post-Closing Payments: Post-Retirement Medical Benefits, Approved Capital Projects and Long-Term Incentive Compensation
11.21	Onvoy, Inc. Litigation
ARTICLE 12	TERMINATION
12.1	Termination
12.2	Return of Documents and Nondisclosure
ARTICLE 13	MISCELLANEOUS
13.1	Survival of Representations and Warranties, Covenants and Agreements
13.2	Preservation of and Access to Records
13.3	Cooperation

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13.4	Public Announcements
13.5	Notices
13.6	Entire Agreement
13.7	Remedies
13.8	Amendments
13.9	Successors and Assigns
13.10	Fees and Expenses
13.11	Governing Law and Jurisdiction
13.12	Counterparts and Electronic Signature
13.13	Headings
13.14	Scope of Agreement
13.15	Number and Gender
13.16	Severability
13.17	Parties in Interest
13.18	Waiver
13.19	Construction
13.20	Specific Performance
13.21	Supplementation of Schedules

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 9, 2005, by and between Hickory Tech Corporation, a Minnesota corporation (the “Purchaser”) and Minnesota Power Enterprises, Inc., a Minnesota corporation (the “Shareholder”).

RECITALS

A.            The Shareholder is the sole owner of issued and outstanding shares of capital stock (the “Stock”) of Enventis Telecom, Inc., a Minnesota corporation (the “Company”).

B.            The Company generally provides communications infrastructure and services solutions to third party customers more fully described in the definition of the “Business” as set forth in Article 1 below.

C.            The Purchaser desires to purchase the Stock held by the Shareholder and the Shareholder desires to sell the Stock to the Purchaser on the terms and subject to the conditions set forth in this Agreement.

D.            As a condition to, and a material inducement for, each of the Purchaser and the Shareholder to enter into this Agreement, the Purchaser and the Executives (as defined in Article 1) have entered into those certain supplemental executive retention agreements that will become effective, if at all, only upon the Closing (the “Supplemental Executive Retention Agreements”).

E.             As a condition to, and a material inducement for, the Purchaser to enter into this Agreement, ALLETE, Inc., a Minnesota corporation, the ultimate corporate parent of the Shareholder and the Company (the “Parent”) has executed and delivered that certain Guarantee (the “Guarantee”) of the obligations of the Shareholder under the Stock Purchase Agreement, which Guarantee will become effective, if at all, only upon the Closing.

F.             Upon consummation of the purchase and sale of the Stock pursuant to this Agreement, the Purchaser will own all of the issued and outstanding capital stock of the Company, and the Supplemental Executive Retention Agreements and the Guarantee will become effective.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Shareholder agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“Acquisition Proposal” means any proposal relating to the possible acquisition of the Company, whether by way of (i) merger, (ii) purchase of any capital stock of any of the Company representing fifty percent (50%) or more of the voting power or equity of the Company, or (iii) purchase of all or substantially all of the assets of the Company.

“Adjustment” has the meaning set forth in Section 2.4(a) of this Agreement.

“Affiliate” when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocation Arbiter” has the meaning set forth in Section 10.6(c) of this Agreement.

“Ancillary Documents” has the meaning set forth in Section 3.3 of this Agreement.

“Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Audited Financial Statements” has the meaning set forth in Section 3.12(a) of this Agreement.

“Auditor” has the meaning set forth in Section 3.12(a) of this Agreement.

“Balance Sheet” has the meaning set forth in Section 3.12(b) of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 3.12(b) of this Agreement.

“Basket Amount” has the meaning set forth in Section 9.1(a) of this Agreement.

“Benefit Plan” means any and all bonus, stock option, restricted stock, stock purchase, stock appreciation, phantom stock, profit participation, profit-sharing, deferred compensation, severance, retention, pension, retirement, disability insurance, medical insurance, dental insurance, health insurance, or life insurance, death benefit, incentive, welfare and/or other benefit, compensation and/or retirement plan, policy, arrangement and/or Contract maintained, sponsored or participated in by the Company.

“Business” means the communications infrastructure and services solutions provided by the Company, predominately within Minnesota and Western Wisconsin, namely network integration, transport services and other services in the form of (i) transport services for the provision of fiber optic transport for small to medium size enterprise, carrier and service provider customers, (ii) enterprise network services for provision of network, system and call center integration, hardware, and associated support services for medium to large business, and (iii) hosted IP communications pursuant to the use of Voice Over Internet Technology (VoIP) as

included in the Encompass product line for small and medium businesses.  The “Business” does not include the authority to provide local facilities-based and resold local service and long-distance service, and therefore does not include CLEC authority.

“Cisco” has the meaning set forth in Section 6.3 of this Agreement.

“Closing” has the meaning set forth in Section 2.5(a) of this Agreement.

“Closing Balance Sheet” has the meaning set forth in Section 2.4(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.5(a) of this Agreement.

“Closing Net Working Capital” has the meaning set forth in Section 2.4(f) of this Agreement.

“Closing Net Working Capital Calculation” has the meaning set forth in Section 2.4(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or rules and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Competing Business” has the meaning set forth in Section 3.26 of this Agreement.

“Confidential Information” means any information or compilation of information not generally known to the public or the industry or which the Company has not disclosed to third parties without a written obligation of confidentiality, which is proprietary to the Company, relating to the Company’s procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to marketing, merchandising, selling, distribution, research, development, manufacturing, purchasing, personnel, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, code books, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operations, invoices or statements and the like.

“Contract” means any agreement, lease of personal or mixed property, license, contract, obligation, promise, commitment, arrangement, understanding or undertaking, instrument, document (whether written or oral and whether express or implied) of any type, nature or description that is legally binding but excluding leases of Leased Real Estate.  As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a Section hereof refers.

“Convertible Securities” means any and all securities convertible or exchangeable for any shares of capital stock of the Company, including, without limitation, common stock.

“Dark Fiber Lease Agreement” has the meaning set forth in Section 11.15 of this Agreement.

“Debt Instruments” has the meaning set forth in Section 3.29 of this Agreement.

“Debt Payoff Instruments” has the meaning set forth in Section 5.21 of this Agreement.

“Debt Securities” means any and all indebtedness issued by or on behalf of the Company which constitutes a security under the Securities Act of 1933, as amended (the “Securities Act”).

“Director Indemnified Party” or “Director Indemnified Parties” has the meaning set forth in Section 11.9(a) of this Agreement.

“Disclose” means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Confidential Information of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.10(b) of this Agreement.

“Employees” has the meaning set forth in Section 3.20(a) of this Agreement.

“Encumbrance” means and includes:

(i)            with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)           with respect to any real property (whether and including Leased Real Estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Environmental Laws” means any and all Applicable Laws (i) regulating the use, treatment, generation, transportation, storage, control, management, recycling or disposal of any

Hazardous Material, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and/or (ii) relating to the protection, preservation or conservation of the environment, all as existing, defined or interpreted as of the date hereof.

“Escrow Agent” shall have the meaning set forth in Section 2.3 of this Agreement and the Escrow Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 2.3 of this Agreement.

“Executives” means Richard T. Henderson, Walter A. Prahl and Thomas J. Oliverius.

“FCC” means the Federal Communications Commission, a regulatory agency of the United States of America.

“Final Order” means an action or decision of the Governmental Body as to which (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by Applicable Law has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of such petition or application has passed, (iii) the Governmental Body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no judicial appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“GAAP” means generally accepted accounting principles in the United States.

“GE Commercial Finance” has the meaning set forth in Section 5.21 of this Agreement.

“Governmental Body” means any:

(i)            nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)           federal, state, local, municipal, foreign or other government; and/or

(iii)          governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal).

“Guarantee” has the meaning set forth in the Recitals to this Agreement.

“Hazardous Materials” means any and all (i) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Environmental Law, and (ii) any of the following, whether or not included in the foregoing:  polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, radioactive materials, explosives and known possible carcinogens.

“IBEW Labor Agreement” has the meaning set forth in Section 11.8(e) of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Inactive Employees” has the meaning set forth in Section 3.20(a) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 9.3 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 9.3 of this Agreement.

“Independent Accountants” has the meaning set forth in Section 2.4(c) of this Agreement.

“Injunction” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Intellectual Property Right” means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, database technologies, systems, structures, architectures, designs, drawings, specifications, (vi) customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vii) computer software (including data and related software program documentation in computer-readable and hard-copy forms); (viii) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; (ix) copies of tangible embodiments thereof (in whatever form or medium); and (x) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, Contract, license or otherwise.

“Intercompany Accounts” means the accounts maintained by the Shareholder or any Affiliate and the Company (in accordance with their customary practices) in which there are recorded the amounts owed (plus interest, if any, accrued through the Closing Date) by the Shareholder and its Affiliates (other than the Company) to the Company, or by the Company to the Shareholder and its Affiliates (other than the Company), attributable to intercompany transactions through the Closing Date in respect of cash advances, current federal and state taxes payable and receivable, intercorporate expense allocations, Benefit Plans and other corporate charges or transactions in goods or services, whether provided by the Shareholder or its Affiliates (other than the Company) to the Company or by the Company to the Shareholder or its Affiliates (other than the Company), including Debt Instruments.

“Knowledge” means, with respect to an individual who is a natural being, an individual’s actual (as opposed to constructive) knowledge following due inquiry and investigation of a fact or other matter.  With respect to an entity that is a party to this Agreement, “Knowledge” shall be solely attributed to the Knowledge of the Persons listed on Schedule 1.0, as applicable to the context used in this Agreement.

“Leased Real Estate” has the meaning set forth in Section 3.17 of this Agreement.

“Leases” has the meaning set forth in Section 3.17(a) of this Agreement.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Licensed-In Intellectual Property Rights” means third party Intellectual Property Rights used or held for use by the Company with the permission of the owner.

“Loss” or “Losses” has the meaning set forth in Section 9.1 of this Agreement.

“MPUC” means the Minnesota Public Utilities Commission, a regulatory agency of the State of Minnesota.

“Material Adverse Effect” means, in connection with the Company, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations or results of operations of the Company; provided, however, that in no event shall any of the following be deemed to have a material adverse effect in the business, operations, assets, results of operations or condition of the Company:  (i) any change or effect resulting from conditions affecting the industry in which the Company operates or from changes in general business or economic conditions, except those having a disproportionate effect on the Company, (ii) any change or effect resulting from compliance by the Company with the terms of, or the taking of any action contemplated or permitted by, this Agreement and any Ancillary Document, or (iii) any change or effect resulting from any change in Applicable Law.

“Net Working Capital Deficit” has the meaning set forth in Section 2.4(f) of this Agreement.

“Net Working Capital Excess” has the meaning set forth in Section 2.4(f) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.4(b) of this Agreement.

“Off-the-Shelf Software” means Software that is widely commercially available for a price of less than $5,000 for any number of users or less than $500 per seat, PC, CPU or user.

“Operating Contracts” has the meaning set forth in Section 3.16 of this Agreement.

“Oracle Host License” has the meaning set forth in Section 6.4 of this Agreement.

“Ordinary Course of Business” means an action taken by a Person only if:

(i)            such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons constituting a governing body of a Person exercising similar authority).

“Overlap Period” has the meaning set forth in Section 10.2(c) of this Agreement.

“Owned Intellectual Property Rights” means Intellectual Property Rights owned by the Company.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board (established by Title I of the Sarbanes-Oxley Act of 2002).

“Parent” has the meaning set forth in the Recitals to this Agreement.

“Permits” means any permits, licenses, filings, authorizations, approvals, or other indicia of authority (and any pending applications for approval or renewal of a Permit), to own, construct, operate, sell, inventory, disburse or maintain any asset or conduct any business as issued by any Governmental Body.

“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Pre-Closing Period” has the meaning set forth in Section 3.9(b) of this Agreement.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation, order, or other action (whether civil, criminal, administrative or investigative) noticed, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Registered Intellectual Property Rights” means Intellectual Property Rights that are the subject of a pending application or an issued patent, trademark, copyright, design right or other similar registration formalizing exclusive rights.

“Related Persons” means, with respect to a particular individual,

(i)            each other member of such individual’s “family” (as hereafter defined); and

(ii)           any Affiliate of one or more members of such individual’s family.

With respect to a specified Person other than an individual:

(i)            any Affiliate of such specified Person; and

(ii)           each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such specified Person (or in a similar capacity).

For purposes of this definition, the “family” of an individual includes (i) such individual, (ii) the individual’s spouse, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of any of the foregoing.

“Required Consent” means the items listed on Schedule 6.2.

“Retention Agreements” has the meaning set forth in Section 3.36 of this Agreement.

“Retention Plan” has the meaning set forth in Section 5.11 of this Agreement.

“Rights” means any and all outstanding subscriptions, warrants, options, or other arrangements or commitments obligating or which may obligate (with or without notice or passage of time or both) the Company to issue or dispose of any securities of the Company including, without limitation, Convertible Securities and Debt Securities.

“Schedules” has the meaning set forth in the introductory paragraph to Article 3 of this Agreement.

“Section 338 Forms” has the meaning set forth in Section 10.6(c) of this Agreement.

“Securities Act” has the meaning set forth in the definition of “Debt Securities” in Article 1 of this Agreement.

“September Financial Statements” has the meaning set forth in Section 3.12(a) of this Agreement.

“Shareholder” has the meaning set forth in the introductory paragraph of this Agreement.

“Shareholder Guarantee” has the meaning set forth in Section 5.22 of this Agreement.

“Shareholder’s Representative” has the meaning set forth in Section 10.2(b) of this Agreement.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“Stock” has the meaning set forth in the Recitals to this Agreement.

“Supplement” has the meaning set forth in Section 13.21 of this Agreement.

“Supplemental Executive Retention Agreements” has the meaning set forth in the Recitals to this Agreement.

“Target Net Working Capital” has the meaning set forth in Section 2.4(f) of this Agreement.

“Tax” or “Taxes” means any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Body, together with any interest or penalty relating thereto.

“Tax Matter” has the meaning set forth in Section 10.2(a) of this Agreement.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

“Threatened” means a claim, Proceeding, dispute, action, or other matter for which any demand or statement has been made in writing, or any written notice has been given, that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter may, with reasonable certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing or service disputes in the Ordinary Course of Business.

“Transactional Expenses” has the meaning set forth in Section 13.10 of this Agreement.

“Transition Services Agreement” has the meaning set forth in Section 11.10 and is set forth as Exhibit E to this Agreement.

“Use” means to appropriate any of the Confidential Information of the Company for the benefit of oneself or any other Person other than the Company.

“WARN Acts” has the meaning set forth in Section 3.10(k) of this Agreement.

“WPSC” means the Wisconsin Public Service Commission, a regulatory agency of the State of Wisconsin.

ARTICLE 2

PURCHASE OF STOCK; PURCHASE PRICE

2.1          Purchase and Sale of Stock.  In reliance upon the representations, warranties and covenants contained in this Agreement as of the date hereof and on the Closing Date, the Purchaser agrees to purchase the Stock from the Shareholder, and the Shareholder agrees to sell, transfer, convey, assign and deliver the Stock to the Purchaser on the terms and conditions set forth in this Agreement.  Such sale, transfer, conveyance, assignment and delivery of the Stock shall convey good and marketable title to the Stock, free and clear of any and all Rights and Encumbrances, and at such time the Stock will be fully paid and non-assessable.  At the Closing the Shareholder will deliver to the Purchaser certificate(s) evidencing the Stock duly endorsed in blank or with stock powers duly executed by the Shareholder.

2.2          Purchase Price.  The purchase price to be paid to the Shareholder by the Purchaser for the Stock (the “Purchase Price”) shall be Thirty-Five Million Five Hundred Thousand Dollars ($35.5 million).

2.3          Payment of Purchase Price on the Closing Date.  The Purchase Price shall be paid on the Closing Date by wire transfer of immediately available funds to the escrow agent (the “Escrow Agent”) pursuant to the fully executed and delivered Escrow Agreement set forth as Exhibit A to this Agreement.  The Purchase Price shall be disbursed by the Escrow Agent in accordance with the terms, and subject to the conditions, of the Escrow Agreement.

2.4          Purchase Price Adjustment.

(a)           The Shareholder shall prepare and deliver to the Purchaser within sixty (60) days after the Closing Date an unaudited balance sheet of the Company as of the opening of business on the Closing Date (the “Closing Balance Sheet”) which shall set forth a calculation of Closing Net Working Capital determined from the Closing Balance Sheet (the “Closing Net Working Capital Calculation”), as well as a calculation of either the Net Working Capital Deficit or the Net Working Capital Excess (the “Adjustment”).  The Closing Balance Sheet, the Closing Net Working Capital, the Closing Net Working Capital Calculation and the Adjustment shall be prepared and calculated in accordance with the instructions and methodology set forth in Exhibit B to this Agreement.  The Purchaser shall cause the Company to provide to the Shareholder full access to any and all records, documents and personnel necessary to the proper preparation of the Closing Balance Sheet and the Closing Net Working Capital Calculation.  The Purchaser shall have the right to (i) be present and on-site during the work to be performed by the Shareholder in connection with the preparation of the Closing Balance Sheet, (ii) cooperatively consult with the Shareholder concerning the work for and preparation of the Closing Balance Sheet, and (iii) receive copies of final accounting workpapers prepared by the Shareholder in connection with its analysis of accounts, adjustments and compilation of the Closing Balance Sheet.  The Shareholder covenants and agrees that it shall cooperate with the Purchaser with respect to the foregoing.

(b)           On or prior to the fifteenth (15th) day following the Shareholder’s delivery of the Closing Balance Sheet (along with the Closing Net Working Capital Calculation and the Adjustment), the Purchaser may give the Shareholder a written notice stating in reasonable detail the Purchaser’s objections (an “Objection Notice”) to the Closing Balance Sheet, calculation of Closing Net Working Capital, the Closing Net Working Capital Calculation and the Adjustment.  Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor.  Any determination set forth on the Closing Balance Sheet which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the parties upon delivery of the Objection Notice.  If the Shareholder does not give the Purchaser an Objection Notice within such fifteen (15) day period, then the Closing Balance Sheet will be conclusive and binding upon the parties and the Closing Net Working Capital Calculation set forth in the Closing Balance Sheet will constitute the Closing Net Working Capital Calculation for purposes of Section 2.4(a) above and for purposes of calculating the Adjustment.

(c)           Following the Shareholder’s receipt of any Objection Notice, the Shareholder and the Purchaser shall attempt to negotiate in good faith to resolve such dispute.  In the event that the Shareholder and the Purchaser fail to agree on any of the Shareholder’s proposed adjustments set forth in the Objection Notice within thirty (30) days after the Purchaser has received the Objection Notice, the Shareholder and the Purchaser agree that a mutually acceptable accounting firm of nationally recognized standing (the “Independent Accountants”) shall, within thirty (30) days following referral of such matter to the Independent Accountants, make a detailed, written final determination of the Closing Net Working Capital that sets forth the resolution of all items in dispute in accordance with the terms of this Agreement, but only after first circulating a preliminary report for the comment of the parties.  The Purchaser and the Shareholder each shall provide the Independent Accountants with their respective determinations of the Closing Net Working Capital Calculation and the Adjustment.  The Independent Accountants will consider only those items in dispute as to which the parties have disagreed within the time periods and on the terms specified above and the Independent Accountants shall resolve such dispute in accordance with the terms of this Agreement.  In submitting such dispute to the Independent Accountants, each of the parties shall furnish, at its own respective expense, to the Independent Accountants and the other party such documents and information as the Independent Accountants may request.  Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant, with copies of each such submission and all such documents and information being concurrently given to the other party.  Neither party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other party, respectively, either being present or receiving a concurrent copy of any written communication.  The Independent Accountants shall conduct one or more conferences concerning the subject matter of the allowed objections and disagreements between the parties, at which conference(s) each party shall have the right to (i) present its documents, materials and other evidence (consistent with the requirements herein), and (ii) have present its or their advisors, accountants, counsel and other representatives.  Such conference shall take place either telephonically and/or at the offices selected by the Independent Accountants.  Such conferences shall not exceed more than three (3) days, eight (8) hours each day of hearings, or such other amount of time reasonably determined by the Independent Accountants.  The Independent Accountants shall resolve each item of disagreement based solely on the presentations of supporting material provided by the parties and the terms of this Agreement, including the instructions of the parties as set forth in Exhibit B.  The Purchaser and the Shareholder shall cooperate fully with the Independent Accountants and respond on a timely basis to all requests for information or access to documents or personnel.  The Independent Accountants’ independent determination of the Closing Net Working Capital in accordance with the terms set forth in this Article 2 shall be final and binding on the Shareholder and the Purchaser.  The fees, costs and expenses of the Independent Accountants shall be equally shared and paid by the parties.

(d)           The term “Closing Balance Sheet” shall mean the Closing Balance Sheet delivered pursuant to Section 2.4(a) as adjusted, if at all, pursuant to Sections 2.4(b) and (c).

(e)           The Shareholder shall pay to the Purchaser an amount equal to the Net Working Capital Deficit, and the Purchaser shall pay to the Shareholder an amount equal to the Net Working Capital Excess.  The Purchase Price will be deemed adjusted accordingly.

(f)            For purposes of this Agreement:

(i)            “Closing Net Working Capital” means, as of the opening of business on the Closing Date, the current assets of the Company minus all current liabilities of the Company (excluding in each case Intercompany Accounts), determined in accordance Exhibit B hereto.

(ii)           “Net Working Capital Deficit” means the aggregate amount, if any, by which the Target Net Working Capital exceeds Closing Net Working Capital.

(iii)          “Net Working Capital Excess” means the aggregate amount, if any, by which Closing Net Working Capital exceeds the Target Net Working Capital.

(iv)          “Target Net Working Capital” means One Million Eight Hundred Ninety Thousand Nine Hundred Twenty-Eight dollars ($1,890,928).

2.5          Closing and Closing Deliveries.

(a)           Closing and Closing Date.  Subject to the satisfaction or waiver of the conditions precedent contained in Articles 6, 7 and 8 hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at a mutually agreed time, but in no event no more than ten (10) business days after (i) all Required Consents have been received, and (ii) all other conditions to the Closing have been duly satisfied or waived in writing, at the offices of Briggs and Morgan, Professional Association, 2200 IDS Center, Minneapolis, Minnesota, 55402.  The Closing shall be effective as of the opening of business on the date of Closing and such date is referred to in this Agreement as the “Closing Date.”

(b)           Closing Deliveries by the Shareholder.  At the Closing, the Shareholder shall execute, where necessary or appropriate, and deliver to the Purchaser each and all of the following:

(i)            A certificate in the form of Exhibit C hereto signed by a duly authorized officer of the Shareholder, and dated as of the Closing Date;

(ii)           The certificate evidencing the Stock duly endorsed by the Shareholder in blank or accompanied by stock powers duly executed by the Shareholder;

(iii)          A copy certified by the Secretary of the Shareholder of the duly adopted resolutions of the Board of Directors of the Shareholder approving this Agreement, including the Ancillary Documents, authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby;

(iv)          The corporate minute books, the corporate seal (if any), and stock books for the Company;

(v)           The Escrow Agreement substantially in the form of Exhibit A to this Agreement duly executed by the Shareholder and the Escrow Agent;

(vi)          The Transition Services Agreement substantially in the form of Exhibit E to this Agreement duly executed by the Shareholder;

(vii)         A duly executed written opinion letter by counsel for the Shareholder, dated as of the Closing Date, addressed to the Purchaser, as contemplated by Section 7.4 of this Agreement;

(viii)        Duly executed resignations of (A) the officers of the Company, as specified by the Purchaser in writing to the Shareholder at least ten (10) days prior to the Closing, and (B) the directors of the Company, in each case effective as of the Closing Date;

(ix)           Certificates of good standing for the Shareholder and the Company dated within five (5) days of the Closing Date issued by the Secretary of the state of Minnesota;

(x)            The termination documents for the guarantees described in Section 5.22, to the extent such guarantees have been terminated prior to the Closing;

(xi)           The Debt Payoff Instruments and a loan payoff letter issued by GE Commercial Finance;

(xii)          A true, correct and complete copy of the Oracle Host License;

(xiii)         True, correct and complete copies of the assignments to the Company of the retention and restrictive covenant agreements described in Section 11.8(b); and

(xiv)        Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

(c)           Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall execute, where necessary or appropriate, and deliver to the Shareholder each and all of the following:

(i)            Payment of the Purchase Price in the manner set forth in Section 2.3 of this Agreement;

(ii)           A certificate in the form of Exhibit D hereto signed by a duly authorized officer of the Purchaser, and dated as of the Closing Date;

(iii)          A copy certified by the Secretary of the Purchaser of the duly adopted resolutions of the Board of Directors of the Purchaser approving this Agreement, including the Ancillary Documents, and authorizing the execution and delivery of this Agreement, including the Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby;

(iv)          The Escrow Agreement substantially in the form of Exhibit A to this Agreement duly executed by the Purchaser;

(v)           The Transition Services Agreement substantially in the form of Exhibit E to this Agreement duly executed by the Purchaser;

(vi)          A duly executed written opinion letter by counsel for the Purchaser, dated as of the Closing Date, addressed to the Shareholder, as contemplated by Section 8.3 of this Agreement;

(vii)         Written evidence reasonably satisfactory to the Shareholder that the release of any Shareholder Guarantee described in Section 5.22 obtained prior to the Closing Date has been provided to the Shareholder in accordance with the provisions of such section;

(viii)        A certificate of good standing of the Purchaser dated within five (5) days of the Closing Date issued by the Secretary of State of the Purchaser’s state of incorporation;

(ix)           The approval order of the MPUC to approve the acquisition of ownership and control of the Company by the Purchaser;

(x)            The approval order, or other authority to proceed under Applicable Law, of the FCC for the transfer of control with respect to the Company’s (A) domestic and international Section 214 authorizations, (B) subscriber/customer base, and (C) as applicable, the discontinuance of any services; and

(xi)           Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

As an inducement for the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholder represents and warrants to the Purchaser that each and all of the following representations and warranties (as qualified by the Schedules to this Agreement (the “Schedules”) and any Supplement delivered by the Shareholder pursuant to Section 13.21 of this Agreement)  are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date.  The Schedules are generally arranged in paragraphs corresponding to the sections and subsections contained in this Article 3.

3.1          Organization.

(a)           The Shareholder.  The Shareholder is a Minnesota corporation and is duly organized, validly existing and in good standing under the laws of Minnesota.  The Shareholder has all requisite power and authority to own, operate and lease its properties and assets (including the Stock), to conduct its business as it is now being conducted and to enter into and perform this Agreement and the Ancillary Documents.

(b)           The Company.  The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Minnesota, (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct the Business as it is now being conducted.  The Business is the only business conducted by the Company.  As set forth in Schedule 3.1(b), the Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties (owned, leased or operated) makes such qualification necessary.

3.2          Capitalization.  The authorized capital stock of the Company consists solely of 1,000 shares of common voting stock, no par value, of which 100 shares are issued and outstanding on the date hereof, and are owned beneficially and of record by the Shareholder, free and clear of all liens and Encumbrances.  None of the Stock has been issued in violation of the rights of any Person.  Except as set forth in Schedule 3.2 hereto, as of the date hereof, (i) there are no Convertible Securities or Debt Securities outstanding, (ii) there are no Rights outstanding, and (iii) there are no shareholder agreements or other agreements, understandings or commitments relating to the rights of the Shareholder to vote or dispose of the Stock.

3.3          Due Authorization.  The execution, delivery and performance of this Agreement, including the Escrow Agreement, the Transition Services Agreement, the Dark Fiber Lease Agreement, the Guarantee and other certificates, documents and instruments to be executed and delivered by the Shareholder and/or its Affiliates pursuant to this Agreement (the “Ancillary Documents”), and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Shareholder and/or its Affiliates.  This Agreement has been, and the Ancillary Documents to be executed and delivered by the Shareholder and/or the Parent will be, on or before the Closing Date (except in the case of the Dark Fiber Lease Agreement, which will be executed and delivered promptly following the Closing pursuant to Section 11.15), duly and validly executed (as applicable) and delivered by the Shareholder and/or its Affiliates, and the obligations of the Shareholder and/or its Affiliates hereunder and thereunder are or will be, upon such execution and delivery, valid, legally binding and, therefore, enforceable against the Shareholder and/or its Affiliates in accordance with their respective terms.

3.4          No Breach.  The Shareholder has full power and authority, corporate and otherwise, to sell, assign, transfer, convey and deliver the Stock to the Purchaser and to otherwise perform its obligations under this Agreement and the Ancillary Documents.  The execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by the Shareholder pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not:  (i) violate any provision of the Articles of Incorporation or Bylaws of the Shareholder, (ii) except as set forth in Schedule 3.4, or as contemplated by clause (iii) immediately following, violate any Applicable Laws or Injunction applicable to the Shareholder or the Company, (iii) except as provided in Schedule 3.4 hereto, require any filing with, Permits from, authorization, consent or approval of, or the giving of any notice to, any Person, (iv) except as provided in Schedule 3.4 hereto, result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration), require any consent or increase the Company’s burdens under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including, but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease or other Contract to which the Company and/or the Shareholder is a party, or by which they or any of their properties or assets may be bound, or (v) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Company.

3.5          Clear Title.  Except as otherwise set forth in Schedule 3.5 or the leased personal property disclosed in Schedule 3.16 hereto, on the Closing Date, (i) the Company will hold good title to its personal property, and (ii) such personal property is and shall be free and clear of any and all Encumbrances of any kind, nature and description whatsoever, except for Encumbrances which are disclosed, reflected or reserved for or against in the Balance Sheet or the Schedules.

3.6          Condition of Assets.  Except as set forth in Schedule 3.6 hereto, all of the properties and assets of the Company (i) have been maintained in accordance with industry standards in all material respects, (ii) are in reasonable operating condition and repair, and

(iii) subject to the services and assets provided by Affiliates listed on Schedule 3.22, are the assets, tangible or intangible, real, personal or mixed, used to operate the Company’s Business as currently conducted.

3.7          Litigation.  Except as set forth in Schedule 3.7 hereto, and except for any Proceeding which generally affects the business of all Persons conducting business similar to the Company and in which the Company is not a named defendant, there is no Proceeding:

(a)           that has been commenced by or served upon the Company; or

(b)           to the Knowledge of the Company or the Shareholder, that challenges, or that will have, the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To the Knowledge of the Shareholder or the Company, no such Proceeding has been Threatened.  Except as provided in Schedule 3.7 hereto, the Company is not (individually or otherwise) a party to or subject to the provisions of any Injunction which could impair the ability of the Shareholder to consummate the transactions contemplated hereby.

3.8          Labor Matters.  Except as set forth in Schedule 3.8 hereto, the Company has never been a party to any collective bargaining agreement or other labor Contract and there has never been, and there is not presently pending or existing, and to the Knowledge of the Shareholder or the Company, there is not Threatened (i) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other Proceeding in respect of the grievance of any employee, (ii) any petition, charge or complaint filed by any employee or union with the National Labor Relations Board, or any comparable Governmental Body, (iii) any organizational activity or other labor dispute against or affecting the Company, and no application for certification of a collective bargaining representative is pending or, to the Knowledge of the Shareholder or the Company, is Threatened.  There is no lockout of any employees by the Company and no such action is contemplated by the Company.  Except as set forth in Schedule 3.8 hereto, there is no Proceeding pending or, to the Knowledge of the Shareholder or the Company, Threatened by any Person against the Company or any of its current or former officers, directors or employees relating to employment, equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, occupational safety and health or plant closing.

3.9          Tax Matters.

(a)           Tax Returns.  Except as set forth in Schedule 3.9(a)(i), (i) the Company has timely filed, or caused to be timely filed, or will timely file or cause to be timely filed with the appropriate taxing authorities, all Tax Returns that are required to be filed by, or with respect to, the Company on or prior to the Closing Date, and (ii) all such Tax Returns are or shall be true, correct and complete in all material respects.  Schedule 3.9(a)(ii) lists all income or franchise Tax Returns filed with any Governmental Body with respect to the Company for the taxable periods ended on or after December 31, 2002.

(b)           Payment of Taxes.  Except as set forth in Schedule 3.9(b), all Taxes and Tax Liabilities of the Company for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on the day immediately preceding the Closing Date (“Pre-Closing Period”) have been timely paid.

(c)           Other Tax Matters.  Except as set forth in Schedule 3.9(c):

(i)            the Company has not been the subject of a dispute, claim, audit, administrative Proceeding or other examination of Taxes by the Tax authorities of any Governmental Body, nor has the Company received any notices from any such taxing authority relating to a Threatened or potential (whether written or otherwise to the Knowledge of the Shareholder or the Company) claim for Taxes or any Tax issue of the Company.  Schedule 3.9(c) lists all Tax examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002, each of which has been provided to the Purchaser;

(ii)           no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Tax Affiliate that has not been resolved and paid in full;

(iii)          neither the Company nor any Tax Affiliate has requested any extension of time within which to file any unfiled Tax Return;

(iv)          neither the Shareholder nor the Company (A) have entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company, or (B) is presently contesting the Tax Liability of the Company before any Governmental Body;

(v)           the Company has not been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under Applicable Laws with respect to Taxes for any taxable period for which the statute of limitations has not expired;

(vi)          the Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of law) or as a transferee or successor, by contract or otherwise;

(vii)         no claim has ever been made in writing by a taxing authority or other Governmental Body in a jurisdiction where any of the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(viii)        all Taxes which the Company is (or has been) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities;

(ix)           the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(x)            there are no Tax sharing, allocation, indemnification or similar agreements in effect between the Company or any predecessor or Affiliate thereof and any other party (including the Shareholder and any predecessors or Affiliates thereof) under which the Purchaser or the Company could be liable for any Taxes or other claims of any Person;

(xi)           neither the Company nor any Tax Affiliate has participated in any listed transaction as defined under Code Section 6011;

(xii)          there are no Encumbrances for Taxes upon any assets of the Company, except Encumbrances for Taxes not yet due;

(xiii)         no property of the Company is property that the Company is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168(h) of the Code;

(xiv)        the Company has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality and the United States Internal Revenue Service (the “IRS”) has not proposed any such adjustment or change in accounting method that would adversely affect a Tax year ending after the Closing Date;

(xv)         no election under former Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company as a consenting corporation, as defined in former Section 341 of the Code;

(xvi)        the Company is not a party to any agreement, contract or other arrangement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code; and

(xvii)       there are no requests for rulings in respect of any Taxes pending between the Company and any Tax authority.

3.10        Employee Benefits.

(a)           Benefit Plans.  Except as set forth in Schedule 3.10(a) hereto, the Company does not maintain or contribute to any Benefit Plans.  Without limiting the generality of the foregoing provision of this Section, except as described in Schedule 3.10(a) hereto, there are no pension plans, welfare plans, or any employee benefit plans qualified under Section 401(a) of the Code, to which the Company is required to contribute.  Except as described in Schedule 3.10(a) hereto, the Company does not and will not have any unfunded Liability for services rendered prior to the Closing Date under any Benefit Plans.  The Company is not in any material default under any Benefit Plan.  Except as set forth in Schedule 3.10(a) hereto, other than claims for benefits in ordinary course, there are no actions, suits, disputes, arbitrations or other material claims pending or, to the Knowledge of the Shareholder or the Company, Threatened with respect to any Benefit Plan.  Except as set forth in Schedule 3.10(a) hereto, none of the Benefit Plans, in form or in operation, is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code.

(b)           Employee Pension Benefit Plans.  Except as set forth in Schedule 3.10(b), neither the Company or any Person required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code (“ERISA Affiliate”), maintains or has ever maintained an Employee Pension Benefit Plan as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code and Section 302 of ERISA.  With respect to each such Employee Pension Benefit Plan maintained or ever maintained by the Company or by any ERISA Affiliate:  (i) no unsatisfied liabilities to participants, the IRS, the United States Department of Labor, the PBGC, or to any other Person or entity have been incurred as a result of the termination of any Employee Pension Benefit Plan, (ii) no Employee Pension Benefit Plan, which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to Section 412 of the Code, has incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code and there has been no waived funding deficiency within the meaning of Section 303 of ERISA or Section 412 of the Code, (iii) all premiums to the PBGC have been timely paid in full, and (iv) the PBGC has not instituted Proceedings to terminate any such Benefit Plan and no condition exists that presents a risk that such Proceedings will be instituted or that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Benefit Plan.  Except as set forth in Schedule 3.10(b) hereto, which includes the pension benefit plans subject to Title IV of ERISA:  Power and Affiliated Companies Retirement Plan A (Plan Number 001) and Plan B (Plan Number 003), the Company does not currently sponsor, maintain, contribute to, or is required to contribute to an Employee Pension Benefit Plan subject to Title IV of ERISA.

(c)           Multiemployer Plans.  Except as set forth in Schedule 3.10(c) hereto, the Company does not contribute to, and does not have, any Liability (including but not limited to withdrawal Liability) with respect to any multiemployer plan (as defined in Section 4064(a) of ERISA or Section 4001(a)(3) of ERISA).

(d)           Other Plans.  Except as otherwise set forth in Schedule 3.10(d), there are no present or former employees of the Company who are entitled to (i) any pensions, group health, or other benefits to be paid upon or after termination of employment, including termination on account of disability (except as otherwise required under Section 601 of ERISA), or (ii) deferred compensation payments.

(e)           Documents.  The Shareholder has made available to the Purchaser true, complete and accurate copies of the following documents, as they may have been amended to the date hereof, embodying or relating to each Benefit Plan of the Company set forth in Schedule 3.10(e) hereto:  (i) all written plan documents for each such Benefit Plan, including all amendments to each such Benefit Plan, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements, (ii) the most recent determination letter received from the IRS, if any, as to the qualified status of any such Benefit Plan under Section 401(a) of the Code, (iii) the current summary plan description, if any, for each such Benefit Plan, and (iv) the most recent annual return/report on form 5500, 5500-C or 5500-R, if any, for each such Benefit Plan.

(f)            Prohibited Transactions.  Except as set forth in Schedule 3.10(f), (i) neither the Company nor any other “disqualified person” or “party in interest”, as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code and Section 406 of ERISA, with respect to any Benefit Plan of the Company subject to ERISA, which could reasonably be expected to subject the Company to a Tax or penalty on prohibited transactions imposed by either Section 502(i) of ERISA or Section 4975 of the Code, and (ii) the execution and delivery by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby will not (i) involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan set forth in Schedule 3.10(f) hereto, or (ii) accelerate the payment of any benefits under any Benefit Plan set forth in Schedule 3.10(f) hereto.

(g)           Fiduciary Duty.  Neither the Company nor any other fiduciary of any Benefit Plan set forth in Schedule 3.10(g) hereto are engaged in any transaction with respect to such Benefit Plan or failed to act in a manner with respect to such Benefit Plan which could reasonably be expected to subject the Company to any material Liability for a breach of fiduciary duty under ERISA or any other Applicable Law.

(h)           Group Health Plans.  Except as set forth in Schedule 3.10(h), the Company and all ERISA Affiliates have complied in all material respects with the coverage continuation requirements of all Applicable Laws, including Sections 601 through 609 of ERISA, Section 4980B of the Code, and the requirements of any similar state law regarding continued health coverage, and the Company has incurred no material Liability with respect to its failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit or other action pending, or to the Knowledge of the Shareholder or the Company, Threatened, with respect to such requirements.  Except as set forth in Schedule 3.10(h), (i) there has been no violation of the obligations imposed by Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA with respect to any Benefit Plan to which such obligations apply, (ii) neither the Company nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code), and (iii) neither the Company nor any ERISA Affiliate has incurred a Tax under Section 5000(a) of the Code which is, or is reasonably expected to become, a Liability of the Company or an ERISA Affiliate.

(i)            Triggering of Obligation and Other Binding Commitments.  Except for the claims set forth in Schedule 3.10(i), the consummation of the transactions described in this Agreement, in and of themselves, or in conjunction with any other event which has occurred on or prior to the date hereof (excluding the Retention Agreements), will not entitle any current or former employee of the Company to severance pay, unemployment compensation or any other similar payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

(j)            Operational Compliance.  Each Benefit Plan has been administered in all material respects in accordance with its terms and all Applicable Laws, and, except as set forth in Schedule 3.10(j), each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and is, as most recently amended, the subject of a favorable determination letter as to its qualification.  No event has occurred and no condition or set of circumstances exists in connection with which the Company could be directly or indirectly subject to any Encumbrance or loss of Tax deduction under ERISA or the Code or under any agreement, instrument, statute, rule of law or regulations pursuant to or under which the Company has indemnified or is required to indemnify any Person against any such liability (except liability for benefit claims and funding obligations payable in the ordinary course).

(k)           WARN Compliance.  The Company has complied in all respects with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and its corresponding regulations, and any similar state law, rule or regulation or local ordinance, rule or regulation, in each case in effect as of the date hereof, providing for notification to employees affected by closing, relocation, sale of business, mass layoff or similar event (collectively, the “WARN Acts”) on account of closings, relocations, sales of businesses, mass layoffs or similar events occurring on or prior to the Closing and all related notices, payments, fines or assessments due to any Government Body pursuant to such WARN Acts.

(l)            Absence of Termination Restrictions.  Except as set forth in Schedule 3.10(l), (i) each Benefit Plan may be terminated by the Company in accordance with its terms and without the Company incurring any obligation or liability arising or resulting from such termination, and (ii) neither the Company nor the Shareholder has made any representations to employees of the Company that any Benefit Plan would be continued without change for any period of time on and after the Closing Date.  The foregoing shall not be applicable to the Retention Agreements described in Sections 3.36 and 11.8 hereof.

3.11        No Guarantees.  Except as set forth in Schedule 3.11, (i) none of the obligations of the Company is guaranteed by, or subject to a similar contingent Liability to, any Person, and (ii) the Company has not guaranteed, or otherwise become contingently liable for, any Liability of any Person.  No event has arisen that would give rise to any obligation under any guarantee set forth in Schedule 3.11.

3.12        Financial Statements.

(a)           The Shareholder has caused the Company to furnish true and correct copies of the financial statements of the Company (i) prepared by the Company and audited by the Parent’s independent certified public accounting firm registered with the PCAOB (the “Auditor”) for the calendar year ending December 31, 2004 (the “Audited Financial Statements”), and (ii) prepared by the Company for the nine (9) months ending September 30, 2005 (the “September Financial Statements”).  The Shareholder does not make any representations in this Agreement or any Ancillary Document with respect to any other financial statements or financial data, including any representation as to whether such financial statements or financial data is true, correct, complete or reliable.

(b)           The Audited Financial Statements, including the notes thereto, fairly present the financial position and condition of the Company as of December 31, 2004, and the results of its operations for the twelve (12) month period ended December 31, 2004, in accordance with GAAP.  Except for Liabilities (i) reflected or reserved against in the balance sheet set forth in the Audited Financial Statements (the “Balance Sheet”) of the Company as of December 31, 2004 (the “Balance Sheet Date”), or in the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which resulted from, arose out of, is related to, or was caused by any breach of Contract), (iii) arising under Contracts entered into in the Ordinary Course of Business to which the Company is a party, or (iv) set forth in Schedule 3.12 hereto, the Company does not have any Liabilities.  The reserves reflected in the Balance Sheet of the Company as of December 31, 2004 are adequate.

(c)           The September Financial Statements are attached within Exhibit B and fairly present the financial position as of September 30, 2005, and the results of its operations for the nine (9) month period ended September 30, 2005 in accordance with GAAP; provided, however, that the September Financial Statements (i) consist solely of a balance sheet and an income statement, and (ii) do not contain footnotes thereto and other required presentation items.

3.13        Absence of Certain Developments.  Except for the transactions contemplated by this Agreement or as otherwise set forth on Schedule 3.13 hereto, since the Balance Sheet Date, (i) there has not been any development or combination of developments affecting the Company that has had, or is likely to have, a Material Adverse Effect, and (ii) the Company has conducted the Business in the Ordinary Course of Business and has not:

(a)           declared, set aside or paid a dividend or made any other distribution with respect to any class of capital stock of the Company;

(b)           changed accounting methods or practices (including, without limitation, any change in depreciation, amortization or cost accounting policies or rates);

(c)           except as set forth in Schedule 3.36, entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing employment contract or agreement or adopted, amended, modified or terminated any Benefit Plan;

(d)           made any change or amendment in its articles of incorporation or bylaws;

(e)           issued or sold any securities; acquired, directly or indirectly, by redemption or otherwise, any securities; or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

(f)            made any capital expenditure (including expenditures required under customer contracts) exceeding Fifty Thousand Dollars ($50,000); and/or

(g)           incurred any obligations for borrowed money or purchase money debt other than that incurred pursuant to the Debt Instruments described and set forth in Schedule 3.29 of this Agreement.

3.14        Intellectual Property.

(a)           Other than trade secrets and confidential business information, Schedule 3.14(a)(i) lists and describes all Owned Intellectual Property Rights that are Registered Intellectual Property Rights and all other Owned Intellectual Property Rights.  Schedule 3.14(a)(ii) lists all Contracts relating to Licensed-In Intellectual Property Rights other than Off-the-Shelf Software and describes the Intellectual Property Rights covered thereby.  Except as set forth in Schedule 3.14(a), the Owned Intellectual Property Rights and the Licensed-In Intellectual Property Rights constitute all Intellectual Property Rights used in the conduct of the business of the Company.

(b)           Except as set forth in Schedule 3.14(b), (i) the Company owns all right, title and interest in the Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for those licenses of the Owned Intellectual Property Rights to Persons, payments for use of the Owned Intellectual Property Rights and other Encumbrances listed on Schedule 3.14(b), (ii) the Company is the sole owner of record of all Registered Intellectual Property Rights, (iii) to the Knowledge of the Shareholder and the Company, no Owned Intellectual Property Right has been infringed by any Person, (iv) the Company owns all Intellectual Property Rights developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with the Company, and (v) no employee or former employee or independent contractor of the Company has any claim with respect to any Intellectual Property Right of the Company.

(c)           Except as set forth in Schedule 3.14(c), (i) all Owned Intellectual Property Rights are valid and enforceable, and no Person has asserted that any Owned Intellectual Property Right is invalid or not enforceable, (ii) all Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and all actions required to keep such rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other Proceeding placing in question the validity or scope of such rights, and (iii) all products covered by Owned Intellectual Property Rights and all usages of Owned Intellectual Property Rights have been marked with the appropriate patent, trademark or other marking required by Applicable Law.

(d)           Except as set forth in Schedule 3.14(d), (i) the documentation relating to all trade secrets has been made available to the Purchaser and is current, accurate and sufficient in all material respects in detail and content to identify and explain such trade secrets and to allow their full and proper use without reliance on the knowledge or memory of any individual, (ii) all reasonable precautions have been taken to protect the secrecy, confidentiality and value of the trade secrets and all other proprietary information used by the Company including the implementation and enforcement of policies requiring each employee or independent contractor who has access to trade secrets to execute proprietary information and confidentiality agreements substantially in a standard form, and each current and former employee and independent contractor of the Company has executed such an agreement, (iii) there has been no breach or other violation of such agreements, (iv) the Company has an unqualified right to use all trade secrets and other proprietary information currently used in its business, subject to any Contract relating to Licensed-In Intellectual Property Rights, and (v) no such trade secret or other proprietary information is part of the public knowledge or literature, and no trade secret or other proprietary information has been used, divulged or appropriated either for the benefit of any Person other than the Company or to the detriment of the Company.

(e)           Except as set forth in Schedule 3.14(e), the Company has not taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce Owned Intellectual Property Rights against any Person.

(f)            Except as set forth in Schedule 3.14(f), (i) the Company has no present expectation or intention of not fully performing any obligation pursuant to any license, and to the Knowledge of the Shareholder and the Company, there is no breach, anticipated breach or default by any other party to any license, (ii) there are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate any license, and (iii) all rights under each license will be fully available to the Company after the Closing.

(g)           Except as set forth in Schedule 3.14(g), (i) each Licensed-in Intellectual Property Right for which the Company has an exclusive right is in full force and effect, all actions required to keep such right pending or in effect or to provide full protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and (ii) no Licensed-in Intellectual Property Right that is a Registered Intellectual Property Right and for which the Company has an exclusive right is the subject of any interference, opposition, cancellation, nullity, re-examination or other Proceeding placing in question the validity or scope of such right.

(h)           Except as set forth in Schedule 3.14(h), (i) the Company has not infringed, misappropriated or otherwise violated any third party Intellectual Property Right, and the Company has not received any notice of any infringement, misappropriation or violation by the Company of any third party Intellectual Property

Right, and (ii) no infringement, misappropriation or violation of any third party Intellectual Property Right has occurred or will occur with respect to products or services sold by the Company or with respect to the products or services currently under development or with respect to the conduct of the business of the Company as conducted or proposed to be conducted.

(i)            Except as set forth in Schedule 3.14(i), (i) all Software that is used by the Company or is present at any facility or on any equipment of the Company is owned by the Company or is subject to a current license agreement that covers all use of the Software in the business of the Company as conducted or as proposed to be conducted, (ii) the Company has the right to use the Software used in its business as it is being used, without any conflict with the rights of others, (iii) the Company is not in breach of any license to, or license of, any Software, (iv) the Company does not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to the Company, in lieu of or in addition to their respective use of the Software, and (v) following the Closing, subject to the Software and other related assets to be transferred or otherwise provided to the Company pursuant to the terms of this Agreement or the Transition Services Agreement, the Company will have sufficient rights to all necessary Software, to operate its business as it is conducted or as proposed to be conducted.

3.15        Compliance with Laws.  Except as set forth in Schedule 3.15, (i) the Business has been operated and the Company is in material compliance with the requirements of Applicable Laws to which the Company is subject, and (ii) the Company has not received any notice of, and neither the Shareholder nor the Company have Knowledge of, any violation of a material nature of any Applicable Laws respecting the Company.

3.16        Operating Contracts.  Except as disclosed in Schedule 3.16, and except with respect to (i) Contracts that have been fully performed as of the date hereof and have no further force or effect, (ii) Contracts for capital expenditures having a remaining balance of Fifty Thousand Dollars ($50,000) or less, (iii) leases of personal property having a term of less than one (1) year and which require payments on an annual basis of Twenty Five Thousand Dollars ($25,000) or less per annum, (iv) Contracts for services, raw materials, supplies or equipment having a term of less than one (1) year and involving payments of Fifty Thousand Dollars ($50,000) or less per annum, or (v) Contracts for the sale of any properties or services having a term of less than one (1) year and involving a value of Fifty Thousand Dollars ($50,000) or less per annum, the Company is not a party to any oral or written Contract.  All of the Contracts set forth in Schedule 3.16 hereto are referred to in this Agreement as the “Operating Contracts.”  All of the Operating Contracts were made in the Ordinary Course of Business, and are valid, binding and currently in full force and effect.  Except as set forth in Schedule 3.16 hereto, the Company is not in material default under any of the Operating Contracts, and no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company, or give rise to a right of termination or cancellation by another party under any of the Operating Contracts, or cause the acceleration of any Liability of the Company, or result in the creation of any Encumbrance upon any of the properties or assets of the Company.  Except as set forth in Schedule 3.16 hereto, no other party is in default under any of the Operating Contracts.  Except as set forth in Schedule 3.16 hereto, none of the Operating

Contracts have been canceled, terminated, amended or modified and each of the Operating Contracts is in the name of the Company rather than an Affiliate of the Company.  Except as set forth in Schedule 3.4 hereto, the consummation of the transactions contemplated hereby will not require the consent or approval of any Person under any of the Operating Contracts.  The Shareholder has furnished or made available a true, complete and accurate copy of each Operating Contract.

3.17        Real Estate.  The Company does not now own and has never owned any real estate.  With respect to real estate (including fixtures and improvements) leased by the Company (the “Leased Real Estate”):

(a)           Schedule 3.17 contains a listing and description (including the parties, term, expiration date(s), address, and the general use description of the leased premises) of each written or oral lease regarding Leased Real Estate (the leases of Leased Real Estate described in Schedule 3.17 are collectively, the “Leases”);

(b)           Except as set forth in Schedule 3.17 hereto, there are no deferred property Taxes or assessments with respect to the Leased Real Estate which may or will become due and payable by the Company as a result of the consummation of the transaction contemplated hereby;

(c)           Except as set forth in Schedule 3.17 hereto, there are no condemnation Proceedings pending or, to the Knowledge of the Company or the Shareholder, Threatened with respect to all or any part of any parcel of Leased Real Estate.  Schedule 3.17 hereto sets forth all private condemnation Proceedings that have been initiated by the Company under a statutory power of condemnation;

(d)           The Company is not in default in the performance of any material obligation under the Leases, and to the Knowledge of the Company or the Shareholder, none of the other parties to the Leases are in default in performance of their material obligations thereunder, the Leases are in full force and effect, and the Company has not assigned its rights under the Leases;

(e)           Except as set forth in Schedule 3.17 the Company has not leased or sublet to any other Person or entity the right to use or occupy all or any portion of the Leased Real Estate, and the Leased Real Estate is not subject to an option or right in favor of any Person or entity;

(f)            Except as set forth in Schedule 3.17, the Company now has, and after the Closing Date will continue to have, all necessary right and interest in easements and rights-of-way sufficient to carry on its Business as presently conducted; and

(g)           The Shareholder has furnished or made available a true, complete and accurate copy of each Lease.

3.18        Accounts Receivable.  The accounts receivable of the Company, and other rights to the payment of money represent, and on the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

3.19        Books and Records.  All of the books of account and other financial and corporate records of the Company have been made available to the Purchaser and its representatives.  Such books of account and records are current and complete in all material respects and are consistent with the Audited Financial Statements and the September Financial Statements.

3.20        Employees.

(a)           Schedule 3.20(a) sets forth a complete and accurate list of all the employees of the Company as of the date hereof (the “Employees”), together with the following information for each such Employee:  name, position held, current salary, 2004 bonus, commission and incentive amounts (if any), deferred compensation, Fair Labor Standards Act status, date of hire, current salary grade, annual vacation entitlement, accrued, but unused vacation, service date for employee benefit plan purposes, work locations and any other information the Purchaser may reasonably and lawfully request.  Schedule 3.20(a) indicates which Employees are not actively at work due to an approved medical, family, military, or personal leave under the policies of the Company (the “Inactive Employees”) and, to the extent known, the date on which each Inactive Employee is expected to return to active employment.

(b)           Except as set forth in Schedule 3.20(b), none of the Employees has informed the Company that he/she intends to terminate employment with the Company.  Schedule 3.20(b) also sets forth a description of any written Contract, including any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company, other than the Benefit Plans set forth in Schedule 3.10 hereto, with respect to the conditions of employment of any of the Employees.  All Employees are employed on an “at-will” basis.

(c)           Except as set forth in Schedule 3.20(c), the Company has complied in all material respects at all times with all Applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Applicable Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law.

(d)           Except as set forth in Schedule 3.20(d), none of the Employees is working based upon a non-resident visa and the Company has complied with its obligations under the Immigration Reform Control Act.

3.21        Permits.  Except as set forth in Schedule 3.21, (i) the Company has timely obtained, or applied and meet the requirements for, all Permits material to the operation of the Business of each Governmental Body having jurisdiction over the Company, or any of its properties or assets, required to operate and carry on the Business as now being conducted and has timely applied to renew any such Permits for which such renewal application is required, and (ii) the Permits of the Company are in full force and effect.  The Company has received no notice that any Permit is being considered for non-renewal, termination, revocation or suspension.

3.22        Certain Arrangements.  Schedule 3.22 sets forth a true and complete list of all benefits, credits, services, discounts, payments or other arrangements made between the Company and any of its Affiliates for the benefit of the Business, including but not limited to management information systems (support, maintenance, central reporting, disaster recovery and related planning), accounting and finance (including payroll processing, cash management and software support), purchasing and supplies, human resources, insurance and risk management, and similar arrangements.

3.23        Subsidiaries.  The Company has no subsidiaries and does not own any shares of stock or other securities or equity interests, directly or indirectly, in any other Person.  Except as disclosed or described in this Agreement or as set forth in Schedule 3.23 hereto, the Company is not subject to any obligation or requirement to provide funds to, or invest in, any such Person.

3.24        Insurance.  The Company has maintained, and will continue to maintain until the Closing Date, the insurance set forth in Schedule 3.24, which insurance covers the tangible real and personal property and assets of the Company, whether owned or leased, against loss or damage by fire or other casualty.  All such insurance is in full force on the date of this Agreement and is either self-insured or carried with insurers licensed in the states affected by such policies.

3.25        Brokers.  Except for the engagement of Raymond James & Associates, Inc. by the Shareholder, neither the Company, the Shareholder nor their respective Affiliates has employed or engaged any broker, finder, agent, banker or third party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby.  No commissions, finder’s fees or like charges have been or will be incurred by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Any such commissions, finders’ fees or like charges accruing to Raymond James & Associates, Inc. shall be directly chargeable to and will be paid by the Shareholder.

3.26        Relationship with Related Persons.  Except as set forth in Schedule 3.26 hereto, and except for benefits set forth in Schedule 3.10, the Shareholder, directors, officers, and employees of the Company, and its Related Persons do not have any interest in any of the properties or assets of or used by the Company and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has had business dealings or a material financial interest in any transaction with the Company or, (ii) has engaged or is engaged in competition with the Company with respect to any line of products or services of the Company in any market presently served by the Company (a “Competing Business”) (except for less than five percent (5%) of the outstanding capital stock of any

Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market).  Except as set forth in Schedule 3.26 hereto, neither the Shareholder, nor any director or officer of the Company, and none of its Related Persons, is a party to any Contract with, or has any claim or right against, the Company, other than the rights the officers and directors of the Company have with respect to indemnification under state law.  All money owed by the Company to its shareholders, directors or officers, or Related Persons (other than for salary) are for bona fide debts and are set forth in Schedule 3.26 hereto.

3.27        Internal Disclosure Controls and Procedures.  The Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Parent’s Chief Executive Officer and its Chief Financial Officer by others within those entities, and such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established; the Parent’s auditors and the Audit Committee of the Parent’s Board of Directors have been advised of:  (i) any significant deficiencies and/or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data, and (ii) any fraud, whether or not material, that involves senior management employees or other employees of the Parent who have a significant role in the Parent’s internal control over financial reporting; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no changes in internal control over financial reporting or in other factors that could materially affect internal control over financial reporting.

3.28        Environmental Matters.  Except as set forth in Schedule 3.28, (i) the Company  has not transported, stored, and/or disposed of any Hazardous Materials, (ii) the Leased Real Estate (as used in this Section, including any real property ever leased by the Company) is not now being used, and has never been used, as a landfill, dump or other disposal, storage, transfer, treating or handling area for any Hazardous Materials, (iii) asbestos, polychlorinated biphenyls or urea formaldehyde have not been placed, stored, located, or disposed on the Leased Real Estate, (iv) excluding storage tanks (whether underground or above ground) which are and have been utilized solely for storage of potable water, there is not now and never has been any underground and/or above ground storage tanks (whether or not currently in use) on the Leased Real Estate, (v) the Leased Real Estate contains no Hazardous Materials that require remediation under Environmental Laws, and (vi) the Company has not agreed to assume and has not assumed by operation of law, any environmental Liability of any other Person.  Except as set forth in Schedule 3.28 hereto, the Leased Real Estate is not listed on the National Priorities List, the Comprehensive Environmental Response Compensation and Liability Information System, the Resource Conservation and Recovery Information System or any other governmental list of potentially contaminated properties.

3.29        Debt Instruments.  Schedule 3.29 is a true, correct and complete list showing the names of the parties and outstanding indebtedness as of the respective dates set forth in Schedule 3.29 under all mortgages, indentures, notes, guarantees and other obligations for or relating to borrowed money, purchase money debt (including conditional sales contracts and capital leases) or covenants not to compete (the “Debt Instruments”) for which the Company is primarily or secondarily obligated.  Except as described in Schedule 3.29, the Company has performed all of the material obligations required to be performed by the Company, and is not in material default under any of the provisions of any of the Debt Instruments, and there has not occurred any event which, (with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.  The Shareholder has previously delivered to the Purchaser true, complete and correct copies of each of the Debt Instruments.

3.30        Customers and Suppliers.  Except as set forth in Schedule 3.30, (i) no material customer, subscriber or a material (in the aggregate) group of customers or subscribers of the Company have notified the Company that the customer intends to terminate, cancel, limit or modify their business relationship with the Company after the Balance Sheet Date, except such terminations, cancellations, limitations or modifications as occur in the Ordinary Course of Business of the Company, and (ii) no vendor or supplier of the Company which is material to the Business has notified the Company after the Balance Sheet Date, that it intends to terminate, cancel, limit or modify its business relationship with the Company in any material respect.

3.31        Shareholder Loans.  Except as set forth in Schedule 3.31, there are no loans, advances or other obligations for borrowed money owing by the Company to the Shareholder or its Affiliates (other than the Company) as of the date hereof.  Except as set forth in Schedule 3.31, the Shareholder and its Affiliates (other than the Company) do not have any claim of any kind against the Company.

3.32        Internal Accounting Controls.  Except as set forth in Schedule 3.32, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that in all material respects:  (i) transactions are executed in accordance with the general or specific authorization of senior management employees, (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with the general or specific authorization of senior management employees, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.33        Absence of Certain Business Practices.  Except as disclosed in Schedule 3.33, neither the Company nor any Person acting on its behalf has, directly or indirectly, within the past six (6) years given or agreed to give any gift or similar benefit outside of normal industry and general business practices (whether or not in compliance with all Applicable Laws) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business of the Company (or assist the Company in connection with any actual or proposed transaction).

3.34        Trade Regulation.  Except as set forth in Schedule 3.34, (i) all of the prices charged by the Company in connection with the marketing, sale or distribution of services have been in compliance with all Applicable Laws, and (ii) no claims have been communicated or, to the Knowledge of the Company or the Shareholder, Threatened in writing against the Company with respect to wrongful termination of any third party independent contractor, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any Applicable Laws relating to anti-competitive practices or unfair trade practices of any kind, and to the Knowledge of the Company or the Shareholder, no specific situation, set of facts, or occurrence provides any basis for any such claim.

3.35        Shareholder Ownership of the Stock.  The Shareholder is the lawful owner of 100 shares of Stock, free and clear of all Rights and Encumbrances.  The Shareholder has the full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the shares of Stock so owned by the Shareholder pursuant to this Agreement, and the delivery to the Purchaser of the Stock pursuant to the provisions of this Agreement will transfer to the Purchaser good title thereto, free and clear of all Rights, Encumbrances and adverse claims.

3.36        Employee Retention.  The Company shall be obligated to remit certain retention payments to employees of the Company pursuant to the legal, binding and enforceable retention agreements entered into by the Company and/or the Shareholder prior to or as of the date hereof (the “Retention Agreements”).  Schedule 3.36 sets forth a schedule of (i) the employees of the Company with whom Retention Agreements have been entered into, which schedule shall set forth the employee name, the date of execution of the Retention Agreement, the annual base pay of such Person as of October 15, 2005 and the estimated retention payment that will be remitted to such Company employee in the event that such employee complies with the provisions of the applicable Retention Agreement.  The Shareholder has delivered to the Purchaser true, complete and correct copies of each Retention Agreement.

3.37        Inventory.  Except as set forth in Schedule 3.37 hereto, (i) the inventory of raw materials, work in process, supplies and finished goods of the Company consists of items of a quality and quantity usable and, with respect to finished goods only, salable at normal profit levels, in each case, in the Ordinary Course of Business, (ii) the inventory of finished goods is not slow-moving (as determined in accordance with past practices), obsolete, damaged or defective, subject only to any reserve for inventory on the face of the Balance Sheet as adjusted in the Company’s books of account for the passage of time through the Closing Date in the Ordinary Course of Business and is merchantable and fit for its particular use, and (iii) the Company has on hand or has ordered and expects timely delivery of such quantities of raw materials and supplies and has on hand such quantities of work in process and finished goods as are reasonably required (and are not in excess) to fill current orders on hand in a timely manner and to maintain the manufacture and shipment of products at its normal level of operations.

3.38        Warranties.  Schedule 3.38 lists all claims pending or, to the Knowledge of the Shareholder, Threatened for product liability or breach of any warranty relating to any products sold or services performed by the Company.  Such claims in the aggregate are not in excess of the reserve for product warranty claims set forth on the face of the Closing Balance Sheet.  Schedule 3.38 describes the warranties for products sold or services that are performed by the Company.  Except as set forth in Schedule 3.38 hereto, no product or service manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity other than such warranties.  Except as listed on Schedule 3.38, none of the products manufactured, sold, leased or delivered by the Company or has been the subject of any product recall or return (whether voluntary or involuntary) during the past five (5) years.

3.39        Copies of Documents.  The Shareholder has furnished or made available to the Purchaser a true, complete and accurate copy of each Operating Contract set forth in Schedule 3.16 hereto, each Debt Instrument set forth in Schedule 3.29 and each other agreement or document listed in the Schedules.

3.40        Limitation on Representations and Warranties.  Except for the representations and warranties contained in this Article 3, neither the Shareholder, the Company, nor any of their Affiliates, nor any other Person acting on behalf of the Shareholder, the Company or any of their Affiliates, makes any representation or warranty, express or implied, concerning, without limitation, the Stock, the Business, the Company or any other matter.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement for the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Shareholder that each and all of the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date.

4.1          Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets, to conduct its business as it is now being conducted and to enter into and perform this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser.

4.2          Due Authorization.  The execution, delivery and performance of this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been, and the Ancillary Documents to be executed and delivered by the Purchaser will be, on or before the Closing Date, duly and validly executed and delivered by the Purchaser and the obligations of the Purchaser hereunder and thereunder are or will be, upon such execution and delivery, valid, legally binding and enforceable against the Purchaser in accordance with their respective terms.

4.3          No Breach.  The Purchaser has full power and authority, corporate and otherwise, to purchase the Stock being purchased hereunder and to otherwise perform its obligations under this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser pursuant hereto.  The execution and delivery of this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of the Purchaser, (ii) violate any Applicable Laws or Injunction applicable to the Purchaser, (iii) other than filings and approvals required to comply with Applicable Laws, require any filing with, Permits from, authorization, consent or approval of, or the giving of any notice to, any Person, (iv) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) or require any consent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including, but not limited to, any Permits, approvals or authorizations of any Governmental Body), lease or other Contract to which the Purchaser is a party, or by which it or any of its assets or properties may be bound.

4.4          Investment Representations.  The Purchaser understands that the Stock has not been registered under the Securities Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions.

4.5          Brokers.  Other than Wachovia Securities, the Purchaser has not employed or engaged any broker, finder, agent, banker or third party, nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby.  The Purchaser is solely responsible for any fees, expenses, commissions and/or other remuneration accruing to any such Persons.

4.6          Solvency and Fraudulent Conveyance.  The Purchaser represents and warrants that (i) it is entering into the transactions contemplated by this Agreement without the actual intent to hinder, delay or defraud any creditor of the Company or the Purchaser, (ii) the Shareholder and its Affiliates have, to the Purchaser’s best knowledge, received reasonably equivalent value for the Stock, (iii) the Company on or after the Closing Date (A) is not about to engage in a business or transaction for which the assets of the Company are unreasonably small in relation to such business or transaction, and(B) will not incur debts and obligations beyond the ability of the Company to pay such debts and obligations as they become due, and (iv) neither the Company nor the Purchaser will be rendered insolvent by the consummation of the transactions contemplated by this Agreement.  Notwithstanding any contrary provision contained in this Agreement or any Ancillary Documents, this representation shall survive for the statute of limitations period applicable to fraudulent transfers and conveyances applicable under Minnesota law or any Applicable Law of the jurisdiction in which such claim is or may be brought, whichever last expires.

4.7          Telecommunications Utility.  The Purchaser and any of its Affiliates are not a “telecommunications utility” as defined in Wis. Stat. §196.01(10) in the State of Wisconsin.

ARTICLE 5

PERFORMANCE AND COVENANTS PENDING CLOSING

5.1          Continuing Due Diligence.  At the request of the Purchaser, the Shareholder shall, from time to time, give or cause to be given to the Purchaser, its officers, employees, counsel, accountants and other representatives, upon reasonable notice to the Shareholder, reasonable access during normal business hours, without undue disruption to the Business of the Company, to the books, minute books, title papers, records, files, Contracts, insurance policies, licenses and documents of every character solely to conduct continuing due diligence investigations of the Company for the purpose of monitoring the Company until and through the Closing Date and to plan for transitional matters after the Closing.  For these purposes, the Shareholder shall furnish or cause to be furnished to the Purchaser, its officers, employees, counsel, accountants and other representatives the information with respect to the properties or assets of the Company as any of them may reasonably request.

5.2          Conduct of Business.  The Shareholder shall cause the Company to carry on its Business diligently, only in the Ordinary Course of Business and substantially in the same manner as heretofore conducted, and shall cause the Company not to, except for the transactions contemplated by this Agreement or as otherwise set forth on Schedule 5.2 hereto:

(a)           Declare, set aside or pay a dividend or make any other distribution with respect to any class of capital stock of the Company;

(b)           Change accounting methods or practices (including, without limitation, any change in depreciation, amortization or cost accounting policies or rates);

(c)           Except for the transactions contemplated by this Agreement, enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing employment contract or agreement or adopt, amend, modify or terminate any Benefit Plan;

(d)           Make any change or amendment in its articles of incorporation or bylaws;

(e)           Issue or sell any securities; acquire, directly or indirectly, by redemption or otherwise, any securities; or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto; and/or

(f)            Incur any obligations for borrowed money (as opposed to purchase money debt) other than pursuant to the existing credit facilities under the Debt Instruments.

5.3          Encumbrances.  The Shareholder shall cause the Company not to permit the creation or imposition of any Encumbrance on any of the properties or assets of the Company, or otherwise adversely affect the marketability of the Company’s title to any of its properties or assets, outside of the Ordinary Course of Business.

5.4          Pay Increases.  Except for payments pursuant to the Retention Agreements or increases required by an existing Contract, the Shareholder shall not permit the Company, without the prior written consent of the Purchaser, grant any increase in the salaries or rate of pay to any of its employees, grant any increase in any benefits or establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement, employment agreement or Benefit Plan for the benefit of any of its employees.

5.5          Restrictions on New Contracts.  Except with the prior written consent of the Purchaser, the Shareholder shall not permit the Company to enter into any material Contract, incur any Liability, assume, guarantee or otherwise become liable or responsible for any Liability of any other Person, make any loans, advances or capital contributions to any other Person (except for extensions of credit to its customers in the Ordinary Course of Business), or waive any right or enter into any other transaction, in each case other than in the Ordinary Course of Business and consistent with normal business practices of the Company.  Without limiting the foregoing, for the purposes of this Agreement, any Contract other than Contracts for capital improvements described in Section 5.17 hereof involving the sum of $50,000 or more shall be deemed to be outside the Ordinary Course of Business.

5.6          Preservation of Business.  The Shareholder shall use commercially reasonable efforts (i) to preserve intact the Business of the Company, (ii) to keep available to the Purchaser the Employees, and (iii) to preserve for the Purchaser the present goodwill and relationship of the Company with its vendors, suppliers, customers and others having business relationships with the Company.

5.7          Payment and Performance of Obligations.  The Shareholder shall cause the Company to timely pay and discharge all undisputed invoices, bills and other monetary Liabilities.

5.8          Restrictions on Sale of Assets.  Except for sales or transfers set forth in Schedule 5.8, the Shareholder shall not permit the Company to assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of its properties or assets, except for the sale of equipment or the provision of services in the Ordinary Course of Business and at regular prices.

5.9          Prompt Notice.  The Shareholder and the Purchaser shall promptly notify the other in writing upon becoming aware of any of the following:  (i) any written claim, demand or other Proceeding that may be brought, Threatened, asserted or commenced against the Company or the Purchaser, or their respective officers or directors, (ii) any Injunction or any complaint praying for an Injunction restraining or enjoining the consummation of the transactions contemplated hereby, or (iii) any written notice from any Person of its intention to institute an investigation into, or institute a Proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

5.10        Consents.  As soon as reasonably practicable and in any event on or before the Closing Date, the Shareholder shall use commercially reasonable efforts to obtain or cause to be obtained all of the consents and approvals of all Persons necessary to consummate the transactions contemplated hereby, including the consents and approvals set forth in Schedule 3.4 hereto, and the Purchaser shall cooperate in those efforts.

5.11        Retention Program Plan.  As of the date hereof, the Purchaser is authorized to present a retention plan to certain employees of the Company (the “Retention Plan”).  The Retention Plan shall be a program of the Purchaser and will not be adopted by the Company, and the Company shall have no obligation with respect to any Retention Plan obligations, prior to the Closing.  The Retention Plan shall apply only to employees of the Company who were employed by the Company on the Closing Date.  The Purchaser shall cause the Company to adopt the Retention Plan immediately upon the Closing.  The Retention Plan is set forth as Schedule 5.11 to this Agreement.  With respect to any obligation of the Shareholder or its Affiliates to remit payments to the Purchaser or the Company after the Closing pursuant to this Agreement, the terms of the Retention Plan on the date hereof (without giving effect to any amendment of the Retention Plan) shall govern.

5.12        No Solicitation of Other Offers.  The Shareholder will not, and will not permit its representatives, investment bankers, agents and Affiliates of any of the foregoing to, directly or indirectly, (i) solicit or encourage submission of or any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of the Company, (iv) accept or approve, or (v) otherwise assist, facilitate or encourage, or enter into any Contract with, any Person or group (other than the Purchaser and its Affiliates, agents and representatives), in connection with any Acquisition Proposal.  In addition, the Shareholder will not, and will not permit its respective representatives, investment bankers, agents and Affiliates of any of the foregoing to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group (other than the Purchaser).  In addition, the Shareholder shall immediately cease, and shall cause the Company to immediately cease, any and all existing activities, discussions or negotiations with any parties with respect to any of the foregoing.

5.13        Accounts Receivable and Payable.  Except for payments to the Shareholder or its Affiliates (other than the Company), the Shareholder shall cause the Company not to accelerate the collection of its undisputed accounts receivable or delay the payments of its accounts payable or other Liabilities, in each case arising out of the operation of the Business in a manner which would be inconsistent with past practice.

5.14        Audited Financial Statements.  The Purchaser shall pay all fees, costs and expenses arising from, incident to or in connection with the audit of the books and records of the Company and the preparation of the Audited Financial Statements, including the fees, costs and expenses of the Auditor in rendering services in connection with such audit and preparation and review of the Audited Financial Statements, regardless as to whether the transactions contemplated hereby proceed to Closing and regardless as to the reason the transactions contemplated by this Agreement are not closed.

5.15        Insurance.  The Shareholder shall maintain in full force and effect, for the benefit of the Company, all insurance coverages for the Company substantially comparable to coverages existing on the date hereof.

5.16        Filing Reports and Making Payments.  The Shareholder shall cause the Company to timely file all required reports and notices with applicable Governmental Bodies and timely make all uncontested payments due and owing to each such Governmental Body, including, but not by way of limitation, any filings, notices and/or payments required by reason of the transactions contemplated by this Agreement.

5.17        Capital Expenditures.  The Shareholder shall not permit the Company to incur any capital expenditures in excess of (i) its approved capital expenditures budget (which has been previously provided to the Purchaser) set forth as Schedule 5.17, and (ii) $25,000 without the Purchaser’s prior written consent.  In furtherance of the foregoing, the Purchaser and the Shareholder have agreed that certain capital expansion projects that are not included in the Company’s approved capital expenditures budget are important to the ongoing operations of the Business and are hereby deemed to be approved projects and expenditures of Company funds.  These approved projects are set forth on Schedule 5.17.  The parties acknowledge and agree that (i) payment of cash, or (ii) accrual of current payables by the Company for the purchase of such capital equipment in connection with such projects will reduce Closing Net Working Capital, and therefore the Purchase Price, while adding long-term capital assets (and value) to the Company.  To compensate the Shareholder for this result, the parties shall compile all such capital purchases and the associated expenditures and accrual through the Closing Date and the amount will be added by adjusting entry to increase the Closing Net Working Capital.

5.18        Monthly and Year-End Financials.  Within fifteen (15) days of the close of each month after the execution of this Agreement by all parties hereto, the Shareholder shall deliver to the Purchaser a balance sheet and income statement for the Company disclosing the financial position and results of operations of the Company for the preceding month and year-to-date which shall be prepared and presented on a basis consistent with the September Financial Statements described in Section 3.12 hereof.

5.19        Litigation.  From the date hereof and through the Closing Date, the Shareholder will notify the Purchaser in writing of any actions or Proceedings of the type required to be described in Section 3.7 of this Agreement, that, from the time hereof, are commenced or, to the Knowledge of the Shareholder or the Company, Threatened against the Company or against any officer, director or Employee of the Company.

5.20        Notification of Inaccuracy.  The Shareholder agrees to promptly notify the Purchaser in writing of any material inaccuracy made by the Shareholder in this Agreement of which the Shareholder becomes aware prior to the Closing Date, but no such notifications shall alter the representations made hereby, which shall survive the Closing.  The Purchaser agrees to promptly notify the Shareholder in writing of any material inaccuracy made by the Purchaser in this Agreement of which the Purchaser becomes aware prior to the Closing Date.

5.21        Debt Instruments.  At least two (2) business days before the Closing, the Shareholder, at its sole cost and expense, shall deliver to the Purchaser instruments executed by the lenders under the Debt Instruments, with the exception of the debt owed to GE Commercial Finance Corporation (“GE Commercial Finance”), together with any other instruments, releases, terminations (including without limitation, terminations of all liens, mortgages, security interests and the filings by such lenders of UCC termination statements of financing statements) or documents as the Purchaser may request, in order to evidence the payment of the Debt Instruments and the release of the Company with respect to such debt instruments as of the Closing (collectively, the “Debt Payoff Instruments”).  With respect to GE Commercial Finance, the Purchaser shall concurrently upon the Closing remit full payment of all outstanding obligations under the Contract between the Company and GE Commercial Finance, pursuant to the instructions of the GE Commercial Finance payoff letter, to the Escrow Agent for payment of such obligations pursuant to the terms of the Escrow Agreement.

5.22        Guarantees.  Schedule 5.22 sets forth a list of guarantees made by the Shareholder and/or its Affiliates (excluding the Company) with respect to the Company.  The Shareholder shall use commercially reasonable efforts prior to the Closing to cause the Shareholder and its Affiliates to be released from any and all such guarantees, contingent or otherwise, of any kind or nature (each a “Shareholder Guarantee”), and the Purchaser shall cooperate with the Shareholder in obtaining such releases.  The release of the Shareholder Guarantee(s) shall be evidenced by the return of the original guarantee at the Closing or by delivery of an irrevocable release executed by the named guarantee or beneficiary of the Shareholder Guarantee.  In the event that such a release is not obtained at or prior to the Closing, the Shareholder, with the continuing cooperation of the Purchaser and the Company, shall continue to use commercially reasonable efforts to terminate, extinguish or otherwise obtain the release of any such remaining Shareholder Guarantee(s) (along with all documents and instruments to evidence such binding termination extinguishment or release).  In furtherance of the foregoing, the Purchaser shall defend, indemnify and hold the Shareholder and its Affiliates harmless from and against any Shareholder Guarantee from and after the Closing.

5.23        Cooperation with Respect to Permits, Licenses and Regulatory Matters.

(a)           Permits.  The Shareholder shall at its sole cost and expense promptly perform such lawful acts and execute and deliver to the Purchaser such documents as the Purchaser may request to obtain the full benefits of the transfer of ownership of the Stock, and the Shareholder shall use commercially reasonable efforts to and shall cooperate with the Purchaser to obtain for the Purchaser all transferable and nontransferable Permits issued by a Governmental Body necessary or appropriate to continue the operation of the Company in the Ordinary Course of Business from and after the Closing Date.

(b)           Regulatory Matters.  Upon and after execution of this Agreement, the Purchaser and the Shareholder shall file (and use commercially reasonable efforts to obtain), and the Shareholder shall cause the Company to file (and use commercially reasonable efforts to obtain), all applications, consent requests and associated documentary material required by or necessary to obtain all approvals of any Governmental Body necessary to complete or satisfy the conditions to Closing with respect to the transactions contemplated by this Agreement.  Each party shall bear its own costs with respect to such applications and consent requests.

5.24        Intercompany Agreements.  All Contracts and arrangements between the Company, on the one hand, and the Shareholder or any of its Affiliates (other than the Company), on the other hand, shall be terminated effective as of the Closing, with no liability to the Company, except for those Contracts listed on Schedule 5.24, which schedule includes the Dark Fiber Lease Agreement, the lease of premises and co-location agreements between the Company and the Shareholder or its Affiliates and the Transition Services Agreement.  The Purchaser acknowledges and agrees that Intercompany Accounts shall be forgiven and/or otherwise eliminated upon the Closing Date without further payment or liability.  Notwithstanding any other provision of this Agreement, prior to the opening of business on the Closing Date, the Company may (i) make payment(s) to the Shareholder and/or its Affiliates (other than the Company) on and against any Liabilities arising with respect to Intercompany Accounts, and/or (ii) pay a cash dividend equal to the cash on hand at the opening of business on the day prior to the Closing Date.

5.25        Asset Purchase, Transfer and Licensing.

(a)           Purchase or Transfer of Computer Hardware and Software.  On or prior to the Closing Date, the Shareholder shall, at its sole cost and expense, make reasonable commercial efforts to purchase on behalf of, configure and/or transfer to the Company the computer hardware and software utilized in the operations of the Company that will assure that the Company has, as of the Closing Date, the properly licensed and owned, respectively, software and hardware to operate the Company’s Business as currently conducted on a “stand-alone” basis, except as is specifically contemplated and addressed by the Transition Services Agreement.

(b)           Purchase or Transfer of Licenses.  On or prior to the Closing Date, the Shareholder shall at its own cost and expense, make reasonable commercial efforts to purchase on behalf of or transfer to the Company (with applicable consents) the licenses utilized in the operations of the Company that will assure that the Company has, as of the Closing Date, the licenses not addressed in Section 5.25(a) above to operate the Company’s Business as currently conducted on a “stand-alone” basis, except as is specifically contemplated and addressed by the Transition Services Agreement.

(c)           Oracle Third Party License.  On or prior to the Closing Date, the Shareholder shall, at its own cost and expense, make reasonable commercial efforts to obtain a host license from Oracle to continue to operate the Oracle financial and related software for the benefit of the Company for the period described in the Transition Services Agreement.

(d)           SalesLogix Software.  On or prior to the Closing Date, the Shareholder at its sole cost and expense, shall make reasonable commercial efforts to obtain a license on behalf of the Shareholder and its Affiliates for use of the SalesLogix software installed with and utilized by the Shareholder and its Affiliates.

(e)           Purchase and Transfer Documentation.  All purchase and transfer documentation shall be in a form and substance reasonably satisfactory to the Purchaser and the Shareholder, as applicable to the party receiving the benefit of the transfer, which shall include bills of transfer, assignments and other associated documentation.

(f)            Post-Closing Covenant.  In the event that the Shareholder is unable to complete the purchases, transfers, assignments and other obligations described above prior to the Closing Date, despite using its reasonable commercial efforts to do so, the Shareholder shall remain under a continuing obligation to complete such obligations within a reasonable period subsequent to the Closing Date.

ARTICLE 6

MUTUAL CONDITIONS PRECEDENT TO THE PARTIES’ OBLIGATIONS

Unless waived in writing by the parties, each and every obligation of the Purchaser and the Shareholder to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

6.1          Proceedings.  There shall be no (i) Proceedings which have been brought, asserted or commenced against the Purchaser, the Company and/or the Shareholder by any Person which enjoins or otherwise materially and adversely affects the Purchaser’s, the Company’s or the Shareholder’s ability to consummate the transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Effect if the transactions contemplated hereby were consummated, (ii) Proceedings that have been Threatened against the Purchaser, the Company and/or the Shareholder by any Person which would restrain or enjoin the Purchaser’s, the Company’s or the Shareholder’s ability to consummate the transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Effect in the event the transactions contemplated hereby were consummated, or (iii) Applicable Laws restraining or enjoining or which may reasonably be expected to nullify or render ineffective this Agreement or the consummation of the transactions contemplated hereby or which otherwise could reasonably be expected to have a Material Adverse Effect if the transactions contemplated hereby were consummated.

6.2          Required Consents and Approvals.  The Purchaser and the Shareholder shall have received evidence, in form and substance reasonably satisfactory to the Purchaser and the Shareholder, that the consents, waivers, releases, authorizations, approvals, licenses, certificates, Permits and franchises of all Persons (including each and every Governmental Body) that are required to be obtained prior to the Closing as set forth on Schedule 6.2 have been obtained.  All consents and approvals of a Governmental Body shall be by Final Order, if applicable to the Applicable Law governing the application or notification process; provided, however, that if the Purchaser and the Shareholder waive the condition of Governmental Body consent by Final Order, the parties shall consider the Governmental Body consent with Final Order sufficient to proceed to Closing according to the other terms and conditions of this Agreement.  In the event that consent by Final Order is not applicable to the consent or approval under Applicable Law, and instead is governed under Applicable Law by the passage of time, the expiration of such time period in accordance with Applicable Law shall constitute the required approval and/or consent.

6.3          Cisco Gold Status.  None of the Purchaser, the Shareholder or the Company shall have received any notice that the “Gold Status” of the Company with Cisco Systems, Inc. (“Cisco”) will be withdrawn or otherwise downgraded by Cisco such that the working status and relationship between the Company and Cisco is reasonably likely to be substantially diminished as an asset of the Company as a consequence of the Closing of the transactions contemplated by this Agreement.

6.4          Oracle Host License.  The Parent shall have obtained a license or other written authorization from Oracle Corporation which will allow the Parent to host the Oracle ERP Application/Database Instances utilized by the Company (the “Oracle Host License”).

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

Unless waived by the Purchaser in writing, each and every obligation of the Purchaser to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

7.1          Accuracy of Representations and Warranties.  The representations and warranties (as modified by any Supplement) made by the Shareholder in this Agreement or the

Ancillary Documents to be executed and delivered by the Shareholder pursuant to this Agreement that are not subject to materiality qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, and the representations and warranties made by the Shareholder in this Agreement or the Ancillary Documents to be executed and delivered by the Shareholder pursuant to this Agreement that are subject to materiality qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties.

7.2          Compliance with Covenants and Agreements.  The Shareholder and the Company shall have performed and complied with all of the covenants, agreements and obligations under this Agreement and the Ancillary Documents which are to be performed or complied with by them at or prior to the Closing, including the execution and delivery of the Ancillary Documents specified in Section 2.5(b) hereof, all of which shall be reasonably satisfactory in form and substance to the Purchaser.

7.3          No Material Adverse Effect.  As of the Closing Date, nothing shall have occurred which would, individually or in the aggregate, have a Material Adverse Effect on the Company.

7.4          Legal Opinion.  The Purchaser shall have received an opinion from the counsel for the Shareholder, dated as of the Closing Date, in form and substance satisfactory to the Purchaser in the Purchaser’s reasonable commercial discretion.

7.5          Financial Statements.  The Purchaser shall have received the consent of the Auditor that audited the Audited Financial Statements to the incorporation by reference of its report into the Purchaser’s registration statements and reports, subject to standard review procedures of such firm.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO THE SHAREHOLDER’S OBLIGATIONS

Unless waived by the Shareholder in writing, each and every obligation of the Shareholder to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

8.1          Accuracy of Representations and Warranties.  The representations and warranties made by the Purchaser in this Agreement and the Ancillary Documents to be executed and delivered by the Purchaser pursuant to this Agreement shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

8.2          Compliance with Covenants and Agreements.  The Purchaser shall have performed and complied with all of its covenants, agreements and obligations under this Agreement and the Ancillary Documents which are to be performed or complied with by it at or prior to the Closing, including the execution and delivery of the Ancillary Documents specified in Section 2.5(c) hereof.

8.3          Legal Opinion.  The Shareholder shall have received an opinion from the counsel for the Purchaser, dated as of the Closing Date, in form and substance satisfactory to the Shareholder in the Shareholder’s reasonable commercial discretion.

8.4          Delivery of Purchase Price and Other Consideration.  The Purchaser shall have delivered to the Escrow Agent, against receipt of the certificates for the Stock, the Purchase Price.

8.5          Payment of Auditor.  The Purchaser shall have remitted to the Auditor payment in full for the fees, costs and expenses described in Section 5.14.

ARTICLE 9

INDEMNIFICATION

9.1          Indemnification by the Shareholder.  The Shareholder hereby covenants and agrees to indemnify and hold the Purchaser, its officers, directors, employees, Affiliates, shareholders and agents, and each of their respective successors and assigns, harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable attorneys’ fees and disbursements of counsel), Liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever (excluding, however, Purchaser claims against the Shareholder for incidental, consequential or special damages, including punitive damages, other than those claims which arise from a third party claim against the Company) (individually, a “Loss” and collectively “Losses”) that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each of the following:

(a)           the breach or falsity of any representation or warranty made by the Shareholder in this Agreement or any Ancillary Document to be executed and delivered by the Shareholder pursuant hereto and thereto; provided, however, that the Shareholder shall not be required to provide such indemnification for the breach or falsity of any such representation or warranty (other than representations or warranties contained in Sections 3.2, 3.5, 3.9, 3.10, 3.25, 3.35 and 3.36, with respect to which the limitation set forth in this Section 9.1(a) shall not apply) unless and until the Purchaser, its officers, directors, employees, Affiliates and other representatives shall have sustained cumulative Losses as a result of one or more such breaches or falsities of Four Hundred Thousand Dollars ($400,000) (the “Basket Amount”) the aggregate of Losses exceeds the Basket Amount, the Shareholder shall provide indemnification for all Losses sustained as a result of such breach(es) or falsity(ies) of the applicable representations and warranties in excess of the Basket Amount; or

(b)           the breach of any covenant or agreement made by the Shareholder in this Agreement or any Ancillary Document to be executed and delivered by the Shareholder or its representatives pursuant hereto or thereto; or

(c)           any incurrence by the Purchaser or the Company of an amount or amounts for Transactional Expenses of the Shareholder; or

(d)           any and all Losses that arise from, in connection with or incident to any claim, obligation, cost or expense under a guarantee made by the Company described in Section 5.22; or

(e)           any and all Losses that arise from any failure to effect the transfer and assignment of assets to the Company described in Section 5.25 prior to or after the Closing; or

(f)            any and all Losses that arise from the Onvoy, Inc. v. ALLETE, Inc. and Enventis Telecom, Inc. litigation (see covenant set forth in Section 11.21 of this Agreement.

Notwithstanding the foregoing, any Loss or aggregate Losses to be indemnified by the Shareholder to the Purchaser under Section 9.1(a) of this Agreement shall not exceed Ten Million Dollars ($10 million).  Any claim of indemnification by the Purchaser from, in connection with or incident to any Loss or Losses related to Taxes of the Company prior to the Closing Date shall be governed by Article 10 of this Agreement.

9.2          Indemnification by the Purchaser.  The Purchaser covenants and agrees to defend, indemnify and hold the Shareholder and its officers, directors, successors and assigns, harmless from, against and in respect of any and all Losses that it may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each or all of the following:

(a)           the breach or falsity of any representation or warranty made by the Purchaser in this Agreement or any Ancillary Document to be executed and delivered by the Purchaser pursuant hereto and thereto; or

(b)           the breach of any covenant or agreement made by the Purchaser in this Agreement or any Ancillary Document to be executed and delivered by the Purchaser pursuant hereto or thereto; or

(c)           any and all Losses arising from and after the Closing from, in connection with or incident to any Shareholder and/or Affiliate guarantees described in Section 5.22; or

(d)           any and all Losses arising from and after the Closing from, in connection with or incident to the Retention Agreements to which the Company is a party (but this provision shall not limit the Shareholder’s reimbursement obligation under Section 11.16); or

(e)           except for Company employees electing such benefits to be provided by the Parent and/or its Affiliates, any and all Losses arising from and after the Closing from any claims of Company employees employed by the Company on the Closing Date for post-retirement medical benefits.

9.3          Procedure for Indemnification.  In the event a party, including its trustees, officers, directors, employees, Affiliates and other representatives, intends to seek indemnification pursuant to the provisions of Sections 9.1 or 9.2 hereof (the “Indemnified Party”), the Indemnified Party shall promptly give notice hereunder to the other party (the “Indemnifying Party”) of a claim or after obtaining written notice of any claim, investigation, or the service of a summons or other initial or continuing legal or administrative process or Proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnified Party because of the indemnification provided for in Section 9.1 or 9.2 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or Proceeding which, if not first paid, discharged or otherwise complied with, would result in a material interruption or disruption of the business of the Indemnified Party, or any material part thereof.  Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.  Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within twenty (20) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim, investigation or Proceeding shall include taking all steps necessary in the defense or settlement of such claim, investigation or Proceeding and holding the Indemnified Party harmless from and against any and all Losses arising from, in connection with or incident to any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim, investigation or Proceeding, except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party.  The Indemnifying Party shall not, in the defense of such claim or any Proceeding resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of Applicable Law and no material effect on any claims that could reasonably be expected to be made by or against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnified Party for Losses, and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such claim or litigation.

If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the Indemnified Party shall  be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnifying Party, and the counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder.  The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, or (ii) the Indemnifying Party’s legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel.  If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or Proceeding in any one jurisdiction.

If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party’s estimate of the cost (including attorneys’ fees) of defending the same, the Indemnified Party may settle such claim or Proceeding on such terms as it may reasonably deem appropriate and the Indemnifying Party shall, subject to its defenses and the applicability of any remaining threshold loss amount provided for in Section 9.1(a) hereof, promptly reimburse the Indemnified Party for the amount of such settlement and for all reasonable costs (including attorneys’ fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim, investigation or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall, subject to its defenses and the applicability of any remaining Basket Amount provided for in Section 9.1(a) hereof, promptly reimburse the Indemnified Party for the amount of any final non-appealable judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys’ fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Proceedings (and any appeal arising therefrom) or any claim.  The parties shall cooperate with each other in any notifications to and information requests of any insurers.  No individual representative of any Person, or their respective Affiliates shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.

9.4          Dispute Resolution.  In the event a dispute arises under this Agreement, except with respect to Sections 2.4 and 11.20 or equitable remedies pursued under this Agreement, such disputes shall be resolved in the manner set forth in this Section 9.4.

(a)           If a dispute arises under this Agreement, including any question regarding the existence, validity, interpretation or termination hereof, which is not described as an exception in this Section 9.4, the Purchaser and the Shareholder may invoke the dispute resolution procedure set forth in this Section 9.4 by giving written notice to the other party.  The parties shall enter into discussions concerning this dispute.  If the dispute is not resolved as a result of such discussion in ten (10) days, an attempt will be made to resolve the matter by a formal nonbinding mediation with an independent neutral mediator agreed to by the parties.  If the parties cannot agree on a mediator within a period of ten (10) days after expiration of the ten (10) day period for resolution by discussion, then either party may apply to any court of competent jurisdiction for appointment of a mediator, which appointment shall be binding and non-appealable.  Upon commencement of the mediation process, the parties shall promptly communicate with respect to a procedure and schedule for the conduct of the Proceeding and for the exchange of documents and other information related to the dispute.  The mediation process shall be deemed ended if the dispute has not been resolved within thirty (30) days after appointment of the mediator.

(b)           All claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement which are not resolved by mediation in accordance with Section 9.4(a) within thirty (30) days after appointment of a mediator may be resolved pursuant to Section 9.4(c).

(c)           The Shareholder and the Purchaser agree and consent that any legal action, suit or Proceeding seeking to enforce this Section 9.4 shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minneapolis, Minnesota, or in the United States District Court having jurisdiction in Minneapolis, Minnesota and the Shareholder and the Purchaser agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or Proceeding in such courts, and irrevocably consent and agree to the jurisdiction of said courts in any such suit, action or Proceeding. The Shareholder and the Purchaser further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or Proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action or Proceeding, if given or made:  (i) by a Person over the age of eighteen who personally serves such notice or service of process on the Shareholder or the Purchaser, as the case may be, or (ii) by certified mail, return receipt requested, mailed to the Shareholder or the Purchaser, as the case may be, at their respective addresses set forth in this Agreement.

(d)           In the event of a Proceeding filed or instituted between the parties pursuant to this Section 9.4, the prevailing party will be entitled to receive from the adverse party all costs, damages and expenses, including reasonable attorney’s fees, incurred by the prevailing party in connection with that action or Proceeding, whether or not the controversy is reduced to judgment or award.

9.5          Effect of Insurance.  An Indemnified Party who has a right to make a claim under any policy of insurance with respect to an indemnified claim made by the Indemnified

Party shall use commercially reasonable efforts to make such claim on a prompt and competent basis in the manner required by the insurer.  The Indemnified Party shall use commercially reasonable efforts to promptly and diligently pursue such claim and shall cooperate fully with the insurer and the Indemnifying Party in the prosecution of the claim or claims.  In the event an Indemnified Party receives insurance proceeds with respect to Losses for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this Article 9 to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party less all reasonable out-of-pocket costs incurred by the Indemnified Party in its pursuit of such insurance proceeds.  If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party is required pursuant to this Article 9 to pay such indemnification claim, the Indemnified Party shall, no later than five (5) days after the receipt of such insurance proceeds, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event in an amount greater than the Losses theretofore paid to the Indemnified Party by the Indemnifying Party) less all reasonable out-of-pocket costs incurred by the Indemnified Party in obtaining such insurance proceeds.  In either case, the Indemnifying Party shall compensate the Indemnified Party for all costs incurred by the Indemnified Party subsequent to either the reduction of any indemnification claim as provided above, or the delivery of any such insurance proceeds to the Indemnifying Party as provided above, as the case may be, as a result of any such insurance, including, but not limited to, retrospective premium adjustments, experience-based premium adjustments (whether retroactive or prospective) and indemnification or surety obligations of the Indemnified Party to any insurer.  A claim for such costs shall be made by an Indemnified Party by delivery of a written notice to the Indemnifying Party requesting compensation and specifying this Section 9.5 as the basis on which compensation for such costs is sought, and the Indemnifying Party shall pay such costs no later than thirty (30) days after receiving the written notice requesting such compensation.  Notwithstanding the foregoing, except to the extent set forth in the first two sentences of this Section 9.5, the Indemnified Party is not required to pursue a recovery from an insurer as a precondition to the Indemnifying Party’s obligation to pay any indemnification claim as required by this Article 9, and the Indemnifying Party shall not be entitled to delay any payment beyond the respective payment dates for any indemnification claims referred to in this Article 9 for the purpose of awaiting receipt of insurance proceeds or credits therefor as provided herein.

9.6          Effect of Taxes.  The amount of indemnification payment due hereunder shall be reduced by the amount of any income Tax benefit that the Purchaser and the Company (or their Affiliates) realizes (or will realize) as a result of incurring such Loss and will be increased by the amount of any income Tax detriment as a result of any payment under this Article 9.  The amount of the income Tax benefit realized (or that will be realized) as a result of incurring a Loss shall be computed on a hypothetical basis and shall equal the product of (i) the sum of (A) the amount of each income Tax deduction (or similar benefit) of the Purchaser and the Company (or their Affiliates) resulting from the Loss that is reasonably anticipated to be deductible (or used) in the tax year including the date of indemnification payment (or in any prior tax years) plus (B) the present value as of the date of the indemnification payment of each income Tax deduction (or similar benefit) of the Purchaser and the Company (or their Affiliates) resulting from the Loss that is reasonably anticipated to be deductible (or used) in any tax year after the tax year of the indemnification payment multiplied by (ii) forty percent (40%).  For purposes of clause (B), the present value of a future income Tax deduction (or similar benefit) shall be determined using a discount rate of eight percent (8%) and assuming that all Tax benefits from the deduction (or similar benefit) are realized on the 182nd day of the Company’s tax year for the year in which the deduction (or similar benefit) is reasonably anticipated to be claimed.  Any income Tax detriment shall be similarly calculated.

ARTICLE 10

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between the Purchaser and the Shareholder for certain Tax matters following the Closing Date:

10.1        Tax Returns.

(a)           The Shareholder has the exclusive authority and obligation to prepare, execute on behalf of the Company and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are due with respect to any taxable year or other taxable period ending prior to or ending on and including the Closing Date.  Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Tax Returns; provided, however, that such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices with respect to such items.  The Shareholder and the Company shall permit Purchaser to review and comment on each such Tax Return (to the extent such Tax Return that relates to the Company) prior to filing.

(b)           Except as provided in Section 10.1(a), the Purchaser shall have the exclusive authority and obligation to prepare, execute on behalf of the Company and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are due with respect to any taxable year or other taxable period ending after the Closing Date; provided, however, with respect to Tax Returns to be filed by the Purchaser pursuant to this Section 10.1 for taxable periods beginning before the Closing Date and ending after the Closing Date, items set forth on such Tax Returns shall be treated in a manner consistent with the past practices with respect to such items, except as otherwise required by Applicable Laws.  Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed on such Tax Returns.

10.2        Controversies.

(a)           The Purchaser shall promptly notify the Shareholder in writing upon receipt by the Purchaser or any Affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending prior to or ending on and including the Closing Date for which the Shareholder may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).

(b)           The Shareholder, or its duly appointed representative (the “Shareholder’s Representative”), at its sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that Purchaser shall have the right to participate in any Proceeding related to a Tax Matter which may have the effect of increasing the Purchaser’s or the Company’s (or their Affiliate’s) Tax liability for any Tax period ending after the Closing Date, and the Shareholder, the Shareholder’s Representative or the Parent shall not settle or compromise any such Proceeding without the Purchaser’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

(c)           Neither the Purchaser nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that affects or may reasonably be anticipated to affect the Tax Liability of the Shareholder, the Company or any Affiliate of the foregoing for any period ending after the Closing Date, which includes a portion of a period beginning before the Closing Date and ending after the Closing Date (the “Overlap Period”), without the prior written consent of the Shareholder or the Shareholder’s Representative, which consent shall not be unreasonably withheld, delayed or conditioned.  The parties hereto shall keep the other fully and timely informed with respect to the commencement, status and nature of any Tax Matter.

(d)           Except as otherwise provided in this Section 10.2, the Purchaser shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; provided, however, that the Purchaser shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of the Shareholder, which consent shall not be unreasonably withheld, delayed or conditioned.

10.3        Transfer Taxes.  All transfer, documentary, stamp, registration, sales and use and similar Taxes and fees (including all penalties and interest) imposed in connection with the sale of the Stock or any other transaction that occurs pursuant to this Agreement shall be the obligation of the Purchaser.

10.4        Amended Tax Returns.  The Shareholder shall not file or cause to be filed any amended Tax Return or claims for refund or make or change any election with respect to Taxes, or change any accounting period with respect to Taxes with respect to the Company without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, except for such amended Tax Returns or claims for refund filed in connection with the resolution of any Tax Matter in which Purchaser has no right to participate in accordance with Section 10.2.

10.5        Tax Sharing Agreements.  All tax sharing agreements between the Parent or its Affiliates, on the one hand, and the Company, on the other hand, shall be terminated without further liability as of the Closing Date.

10.6        Section 338(h)(10) Election.

(a)           At the sole discretion of the Purchaser, the Shareholder shall join with Purchaser in making an election under Section 338(h)(10) of the Code (and any comparable election under state or local law) with respect to the acquisition of the Company by the Purchaser.  The Purchaser and the Shareholder will cooperate fully with each other in the making of such election including the filing of all required IRS forms and related forms under state and local law.  The Purchaser and the Shareholder will endeavor in good faith to agree on an allocation of the Purchase Price among the assets of the Company and the Subsidiaries for purposes of Section 338 of the Code prior to the Closing Date to be evidenced by a written schedule signed and dated by the Purchaser and the Shareholder, and the Purchaser and the Shareholder will each file all Tax Returns in a manner consistent with such allocation.

(b)           The Shareholder will pay all Taxes attributable to the making of the Section 338(h)(10) election, including any federal, state, local or foreign Tax attributable to an election under federal, state, local or foreign law similar to the election available under Section 338(h)(10) of the Code.

(c)           The Purchaser will prepare a complete set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code (“Section 338 Forms”).  The Purchaser will deliver such forms to the Shareholder for review no later than sixty (60) days prior to the date the Section 338 Forms are required to be filed.  In the event the Shareholder reasonably objects to the manner in which the Section 338 Forms have been prepared, the Shareholder will notify the Purchaser within fifteen (15) days of receipt of the Section 338 Forms of such objection, and the parties will endeavor within the next fifteen (15) days to resolve such dispute in good faith.  If the parties are unable to resolve such dispute within such fifteen (15) day period, the Purchaser and the Shareholder will submit such dispute to an independent accounting firm of recognized national standing (the “Allocation Arbiter”) selected by the Purchaser or the Shareholder, which firm will not be the regular accounting firm of the Purchaser or the Shareholder.  Promptly, but not later than fifteen (15) days after its acceptance of appointment under this Agreement, the Allocation Arbiter will determine (based solely on representations of the Purchaser and the Shareholder and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms will be conclusive and binding upon the parties.

10.7        Tax Indemnification.

(a)           Tax Indemnification.  The Shareholder hereby covenants and agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates (including the Company) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) against (i) all Losses with respect to any claims that may be asserted by any party based upon the breach of any representation or warranty made with respect to Taxes in this Agreement, including those made pursuant to Section 3.9, (ii) all Taxes imposed on or asserted against the properties, income or operations of the Company for all Pre-Closing Periods to the extent such Taxes have not been fully reserved for in the financial statements of the Company as of the last day of the month preceding the Closing Date, (iii) all Taxes imposed on the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement, including as a result of the making of a 338(h)(10) election, (iv) any and all income Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (v) any and all income Taxes of any Person (other than Company and its Subsidiaries) imposed on Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.  The Purchaser shall promptly give the Shareholder or its respective representatives written notice of all Taxes, Losses, claims and expenses which the Purchaser has reasonably determined may give rise to a right of indemnification under this Section 10.7(a), including a computation of the amount of the claimed indemnification with sufficient detail and particularity to enable the Shareholder to reasonably determine the amount of such required indemnification.

(b)           Notification of Claims.  In the event that the Purchaser fails to notify the Shareholder with respect to a Tax Matter in accordance with the provisions of Section 10.2, the Shareholder shall not be obligated to indemnify the Purchaser under this Section 10.7 to the extent that such failure to notify the Shareholder has a Material Adverse Effect on the Shareholder’s ability to defend against such Tax Matter.

10.8        Post-Closing Access and Cooperation.  The Parent, the Shareholder, the Company and their Affiliates and Purchaser and its Affiliates shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 10.8 and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

ARTICLE 11

PERFORMANCE FOLLOWING THE CLOSING DATE

The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

11.1        Further Acts and Assurances.  The parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of the other party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement.  In addition, from and after the Closing Date, the Purchaser will afford to the Shareholder and its attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to the Company as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and Proceeding asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

11.2        Non-Competition Agreement.  During the period of five (5) years from and after the Closing Date, the Shareholder, on behalf of itself and its Affiliates (other than the Company), covenants and agrees that it will not, without the Purchaser’s prior written consent, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the States of Minnesota, Wisconsin, South Dakota, North Dakota or Iowa, lend any material credit, advice or assistance, or engage in any activity or act in any manner, including but not limited to, as a founder, promoter, partner, joint venturer, shareholder other than as a less than five percent (5%) shareholder of a publicly traded corporation, officer, director, trustee, manager, licensor, licensee, principal, agent, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating or managing any business or entity that is engaged in activities competitive with the  Business of the Company; provided, however, the foregoing shall not be applicable to, nor have any force or effect with respect to (i) the activities and services provided to the Purchaser by the Shareholder or its Affiliates as described in the Transition Services Agreement, or (ii) the activities and services permitted under the Dark Fiber Lease Agreement.

11.3        Non-Solicitation Agreement.  During the period twenty-four (24) months from and after the Closing Date, the Shareholder covenants and agrees on behalf of itself and its Affiliates (other than the Company) that it will not, whether for its own account or for the account of any other Person, directly or indirectly interfere with the relationship of the Company with, or endeavor to divert or entice away from, the Company any Person who or which at any time during the term of the Shareholder’s affiliation with the Company is an employee, vendor, supplier or customer of the Company.  The foregoing shall not apply to employees, vendors, suppliers or customers who do not, at the time of any solicitation, have a relationship with the Company in such capacity.

11.4        Reasonableness of Covenants.  The Shareholder, on behalf of itself, its trustees, shareholders and Affiliates, acknowledges and agrees that the geographic scope and period of duration of the restrictive covenants contained in Sections 11.2 and 11.3 of this Agreement are both fair and reasonable and that the interests sought to be protected by the Purchaser and the Company are legitimate business interests entitled to be protected.  The Shareholder further acknowledges and agrees that the Purchaser would not have purchased the Stock pursuant to this Agreement unless the Shareholder agreed to the covenants contained in such Sections.

11.5        Injunctive Relief.  The parties agree that the remedy of damages at law for the breach by any party of any of the covenants contained in Sections 11.2 and 11.3 is an inadequate remedy.  In recognition of the irreparable harm that a violation by the Shareholder, its officers, directors, shareholders or Affiliates, of any of the covenants, agreements or obligations arising under Sections 11.2 and 11.3 would cause the Purchaser and the Company, the Shareholder, on behalf of itself, its officers, directors, shareholders and Affiliates, agrees that in addition to any other remedies or relief afforded by law, an Injunction against an actual or Threatened violation or violations may be issued against it and/or them and every other Person concerned thereby, it being the understanding of the parties that both damages and Injunction shall be proper modes of relief and are not to be considered alternative remedies.

11.6        Blue Pencil Doctrine.  In the event that any of the restrictive covenants contained in this Article shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

11.7        Guarantees.  In furtherance of the provisions of Section 5.22 hereof, the Shareholder shall (i) have a continuing obligation after the Closing to terminate, extinguish or otherwise remove any and all of the guarantees described in Section 5.22 hereof, and (ii) defend and indemnify the Purchaser with respect to such guarantees in accordance with Article 9 of this Agreement, including Section 9.1.

11.8        Employee Matters.

(a)           Employee Benefits.  Each Employee who is employed by the Company on the Closing Date shall continue to be employed by the Company after the Closing Date at the same base wage or salary and covered under the Purchaser’s benefit plans.  Such continued employment shall be employment at-will.  Nothing herein shall constitute a guaranty of any level of wages or salaries, any benefits or that any employee of the Company shall be entitled to remain in the employment of the Company or the Purchaser for a specified period of time.  All accrued vacation time of all such employees through the Closing Date shall remain unchanged after the Closing and such Employees shall have a vested right in such benefits.  Nothing in this Section 11.8(a) (i) is intended to create, or shall create or confer any right of employment for any Employee, or (ii) shall abrogate or otherwise affect any Employee’s right under the Employee severance provisions set forth in the Retention Agreements.

(b)           Transfer of Employee Retention and Restrictive Covenant Agreements.

(i)            In the case of each Retention Agreement to which the Shareholder, and not the Company, is a party, such Retention Agreement shall be assigned to the Company prior to the Closing.  The Company shall have sole responsibility for any and all severance obligations after the Closing Date.  The Shareholder shall not, under any circumstances, have any obligation, financial or otherwise, for severance obligations of the Company to any Company employee.

(ii)           On or prior to the Closing Date, the Shareholder and/or its Affiliates shall have assigned to the Company the Confidentiality and Non-Compete Agreements with the following individuals:  (A) Greg Flanagan (dated February 14, 2000), (B) Kevin Olson (dated May 1, 2000), (C) Matt Schultz (dated April 2, 2001), and (D) Lynn Theros (Mead) (dated January 1, 1999).

(c)           Discontinue Participation in Benefit Plans and Benefit Plan Assets/Obligations.

(i)            Prior to the Closing Date, the Company shall, and shall cause its Affiliates to, take such action as may be necessary or appropriate to fully vest, if eligible under the applicable benefit plan, Company employees under and discontinue the Company’s participation in the Benefit Plans sponsored by the Company, the Shareholder or the Parent (collectively, the “Benefit Plans”), with the exception of the (i) Enventis Telecom, Inc. Spectra Vision Plan, and (ii) Enventis Telecom Unum Provident Group Long Term Care Plan.  The parties understand and agree that (A) the Company and/or its Affiliates may amend such Benefit Plans prior to the Closing Date as may be necessary or appropriate, in the discretion of the Company and/or its Affiliates, to discontinue the Company’s participation in such Benefit Plans or for other reasons, (B) the Purchaser is not assuming any of such Benefit Plans nor the assets or liabilities associated therewith, and (C) the Shareholder and/or its Affiliates shall assume all liabilities under such Benefit Plans that are sponsored by them (and are not Company plans as described above) with respect to Employees or former employees of the Company and shall indemnify and hold the Purchaser and the Company and their officers, directors, employees, Affiliates, shareholders and agents and each of their respective successors and assigns, harmless from, against and in respect of all such liabilities and any costs or expenses (including without limitation, reasonable attorneys’ fees) and any and all other Losses with respect to such Benefit Plans.

(ii)           Notwithstanding the foregoing, the Company shall be responsible for any payments required under the Enventis 2005 Annual Incentive Plan, the Enventis Results Sharing Plan and, subject to the reimbursement obligation of the Shareholder under Section 11.16 of this Agreement, the Retention Plan, and the Company will have a reimbursement obligation to the Parent for the value of the Parent Stock utilized to satisfy the Company’s obligation to pay the liability under the Minnesota Power (ALLETE) Long-Term Incentive Compensation Plan.

(iii)          In clarification of the foregoing it is acknowledged and agreed that the assets of any retirement or pension plan of the Shareholder and its Affiliates (other than the Company), including the Minnesota Power and Affiliated Companies Retirement Plans A and B, shall (A) not be and is not an asset of the Company to be transferred to either the Company or the Purchaser under this Agreement or any other circumstance(s), (B) remain an asset of the pension Benefit Plan with which it is associated, and (C) the participants in such pension Benefit Plan shall look solely to such Benefit Plan with respect to their rights thereunder.  The accounting entry which disclosed such contra-liability account on the pre-Closing financial statements of the Company existed solely due to “push-down accounting” as a consequence of a parent/subsidiary relationship and such accounting recognition does not and shall not survive the Closing.

(iv)          The parties have agreed that the Company will, in connection with the service credit granted pursuant to Section 11.8(d) below, accrue on its opening balance sheet the full amount of post-retirement medical benefits under a plan sponsored by the Purchaser.  After the Closing, except for Company employees electing such benefits to be provided by the Parent or its Affiliates, the Shareholder and its Affiliates shall have no continuing obligation to provide such benefits to Company employees.

(d)           Service Credit.  All past service of the Employees with the Company and/or its Affiliates shall be taken into account for purposes of eligibility and vesting under the benefit plans provided by the Purchaser and for purposes of calculating vacation benefits and severance benefits under the vacation plan and severance plan maintained by the Purchaser.  Nothing in this Section 11.8(d) shall abrogate or otherwise affect any Employee’s right under the Retention Agreements.

(e)           Certain Employees.  The Company employs four (4) individuals that are on assignment from Minnesota Power, an Affiliate of the Shareholder and the Company, and who are subject to the terms of that certain collective bargaining agreement between Minnesota Power and the International Brotherhood of Electrical Workers Local 31, dated effective February 1, 2004 (the “IBEW Labor Agreement”).  Prior to the Closing, the assignment of these employees to the Company will end and each of the employees will return to the employ of Minnesota Power.  Minnesota Power will assign duties to such employees such that the work with and for the Company will continue to the Closing Date.  The further availability of these and other individuals, if necessary, is set forth in the Transition Services Agreement.  Notwithstanding any contrary provision of this Agreement, (i) prior to the Closing, the Purchaser shall have the right to offer employment positions with the Company to one or more of the four (4) individuals described above, which positions would become effective promptly following the Closing, and (ii) after the Closing, and for a period of ten (10) business days thereafter, the Company shall have the right to offer employment positions with the Company to one or more of the four (4) individuals described above; thereafter, the Company shall have no right to offer such employment without the written consent of the Shareholder.

11.9        Indemnification of Officers and Directors of the Company.

(a)           Indemnification.  After the Closing, the Company will, and the Purchaser will cause the Company to:  (i) indemnify, defend and hold harmless the present and former officers, directors, employees, representatives and agents of the Company (collectively, the “Director Indemnified Parties” and individually, a “Director Indemnified Party”) in respect of acts or omissions occurring on or prior to the Closing Date to the extent provided under Applicable Law or under the organizational documents of the Company, in each case as in effect on the date hereof, and (ii) advance expenses as incurred by such officers, directors, employees, representatives and agents of the Company to the fullest extent permitted under Applicable Law or under the organizational documents of the Company, whichever is greater, in each case as in effect on the date hereof; provided, that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law.

(b)           No Claims.  Except as set forth in Schedule 11.9, there are no pending, nor, to the Knowledge of the Company or the Shareholder, Threatened, claims as described in Section 11.9(a) for indemnification by any Director Indemnified Party.

(c)           Third Party Beneficiaries.  Notwithstanding any contrary provision set forth in this Agreement or any Ancillary Document, the provisions of this Section 11.9 are intended for the benefit of, and shall be directly enforceable by, each of the Director Indemnified Parties, their heirs and personal representatives.

11.10      Transition Services.  The Shareholder and its Affiliates shall provide, or cause to be provided, transition services to the Company with respect to the operation of Business as set forth on, and in accordance with, the Transition Services Agreement as set forth substantially in the form of Exhibit E to this Agreement (the “Transition Services Agreement”).

11.11      Confidentiality.

(a)           Except as required by Applicable Law including actions compelled by a Governmental Body or a Person empowered by a Governmental Body or by Applicable Law, from and after the Closing Date, the Shareholder (for itself and for purposes of this Section 11.11 its Affiliates) shall keep confidential and protect, and shall not divulge, allow access to or use in any way, Intellectual Property Rights and Confidential Information of the Company.  The Shareholder acknowledges that such Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such Confidential Information other than (i) under the circumstances allowed hereunder, or (ii) for the sole benefit of the Company could cause irreparable harm to the Company.  The foregoing obligations of confidentiality shall not apply to any Confidential Information that is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by the Shareholder.  To the extent that the Shareholder and/or its Affiliates have retained Confidential Information of the Company, the Shareholder and its Affiliates shall (i) provide such Confidential Information to the Company upon its reasonable request, and (ii) use the same degree of care that it utilizes in the retention and storage of its own records.

(b)           The Shareholder acknowledges that the Purchaser has required that the Shareholder make the agreements in this Section 11.11 as a condition to the Purchaser’s purchase of the Stock and consummation of the transactions contemplated by this Agreement.  The Shareholder agrees that the agreements contained in this Section 11.11 are reasonable and necessary to protect the legitimate interests of the Purchaser and that any violation or breach of this Section 11.11 could result in irreparable injury to the Purchaser for which no adequate remedy would exist at law.  Accordingly, in addition to any relief at law that may be available to the Purchaser for such violation or breach and regardless of any other provision contained in this Agreement, the Purchaser shall be entitled to seek injunctive and other equitable relief restraining such violation or breach (without any requirement that the Purchaser provide any bond or other security).

(c)           In the event that the Shareholder (or its Affiliates)is requested or required (by oral question or request for information or documents in any legal Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to Disclose any Confidential Information, the Shareholder shall notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 11.11.  If, in the absence of a protective order or the receipt of a waiver from the Purchaser, the Shareholder (or its Affiliates) is, on the advice of counsel, compelled to Disclose any Confidential Information to any tribunal or else stand liable for contempt, the Shareholder (or its Affiliates) may Disclose the Confidential Information to the tribunal; provided, however, that the Shareholder (or its Affiliates) shall use its best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser designates.

11.12      Assignment of Confidentiality Agreements.  Effective upon the Closing, the Shareholder (for itself and its Affiliates (other than the Company)) shall assign, or cause to be assigned by its Affiliates (other than the Company), to the Company all of the Shareholder or its Affiliates (other than the Company) right, title and interest in and to any confidentiality agreement to which the Shareholder or its Affiliates (other than the Company) or the agent of the Shareholder or its Affiliates (other than the Company) may be a party pertaining to the confidentiality of information relating to the Company or the hiring of employees of the Company.  The Shareholder or its Affiliates (other than the Company) shall request the return or destruction of information covered by any such agreement within two (2) business days of the date of this Agreement to the broadest extent permitted by such confidentiality agreement and shall use reasonable commercial efforts to obtain such return or destruction.

11.13      Release.  Effective upon the Closing, the Shareholder, for itself and its Affiliates (other than the Company), and their successors and assigns, releases and discharges the Company from and against any and all actions, causes of action, suits, chooses in action, debts, dues, accounts, bonds, covenants, contracts, claims and demands whatsoever, in law or in equity, known, contingent or direct, liquidated or unliquidated, which the Shareholder or any such

Affiliate then had or thereafter shall or may have by reason of or in any way arising out of any cause, matter or otherwise existing prior or arising out of circumstances that occurred prior to or on the Closing Date, other than the Contracts and other arrangements set forth in this Agreement, including Schedule 5.24; provided, further, the foregoing release and discharge shall not include or in any way affect (i) the Shareholder’s and/or any of its Affiliates’ rights arising from, in connection with or incident to this Agreement or any Ancillary Document, and/or (ii) the Company’s obligation of indemnity of its former officers and directors.

11.14      Insurance.  After the Closing Date, the Shareholder shall cooperate in and facilitate the filing and completion of all insurance claims of the Company with respect to insurance coverage existing on or prior to the Closing Date.  To the extent that deductibles, retentions and other limitations shall be applicable to Affiliates of the Shareholder other than the Company, equitable adjustments shall be made to assure that the Company is not unduly prejudiced.

11.15      Dark Fiber Lease Agreement.  The Shareholder and the Purchaser agree that promptly following the Closing, each shall cause the Parent and the Company, respectively, to execute and deliver the amended and restated fiber lease agreement (the “Dark Fiber Lease Agreement”) substantially in the form attached hereto as Exhibit F.  The parties irrevocably acknowledge and agree that the Purchaser shall be the legal owner of the Stock at the time that the Parent and the Company enter into the Dark Fiber Lease Agreement.

11.16      Shareholder Payment of Retention Payments.  After the Closing, the Shareholder shall be obligated to remit the following (plus applicable employer Taxes) to the Company in connection with the Retention Agreement, the Supplemental Executive Retention Agreements and the Retention Plan (described in Section 5.11):  (i) with respect to Retention Agreements and the Supplemental Executive Retention Agreements with Messrs. Henderson, Prahl and Oliverius, the Shareholder shall reimburse the Company for any and all retention payments made to such individuals, and (ii) with respect to all other employee retention payments made pursuant to the Retention Agreements and the Retention Plan, the Shareholder shall reimburse the Company for the pro-rata amount of the retention payment where the applicable percentage is computed by dividing (A) the number of days difference from the date of the Retention Agreement through the Closing Date, by (B) the number of days difference from the date of the Retention Agreement through the retention payment date (the denominator).  For example, if there are 30 days from the date of the Retention Agreement to the Closing Date and 365 days to the date of the retention payment, the Shareholder’s responsibility for such retention payment is 8.22% (30/365) and the Company’s responsibility is 91.78%.  The retention payments for which the Shareholder shall be obligated shall be those which arise from and under the conditions and terms of the retention and supplemental retention agreements (described above) and the Retention Plan as existing on the date hereof, without regard to any amendments, modifications or changes thereto made on or after the date of this Agreement.  Promptly upon notification by the Company of its intent to remit retention payments to the Company employees pursuant to the Retention Agreements, the Supplemental Executive Retention Agreements and/or the Retention Plan (subject to the dollar limitations described above) the Company and the Shareholder shall compute and agree upon the allocation of responsibility for such retention payments consistent with the provisions of this Section 11.16.  Upon such agreement, the Shareholder shall promptly remit its obligation for the applicable retention payments to the

Company.  All remittances shall be at the dollar amounts remitted to the employees by the Company plus applicable employer Taxes.

11.17      Discharge and Solvency.  The Purchaser covenants and warrants that following the Closing all undisputed Liabilities of the Company that exist on the Closing Date shall be paid, discharged and performed in accordance with their respective terms.  Further, after the Closing, the Purchaser shall not and the Purchaser shall cause the Company not to, take or cause to be taken or omit to take any action which could result in a determination pursuant to state or federal law that, after giving effect to the transactions contemplated by this Agreement (or after giving effect to such transactions and to such other subsequent actions or omissions), that the Company (i) was insolvent at the time of the Closing, (ii) became insolvent as a result of the transactions contemplated hereby, (iii) was left with unreasonably small capital with which to engage in the Business, or (iv) incurred debts beyond its ability to pay such debts as they mature, such that the payment of any of the Purchase Price may be deemed a “fraudulent conveyance” or impermissible dividend or distribution under Applicable Law or otherwise subject to claims of certain creditors of the Company or any trustees in a bankruptcy Proceeding.

11.18      Post-Closing Regulatory Filings.  Each of the Purchaser and the Company, as applicable, shall file with the applicable Governmental Bodies all notices and associated documentary material required by or made necessary as a consequence of the Closing.  To the extent that joint filings and/or notices are required, the parties shall cooperate in such filings.  In each case, the parties and the Company shall submit to the applicable Governmental Body timely and compliant filings, notices and other materials that are in compliance with Applicable Law.

11.19      Use of Certain Marks, Logos and Names.  For a reasonable time after the Closing, the Company shall have the right to continue to use the name, logos and trademarks of the Shareholder and its Affiliates but only to the extent that such name(s), logos and trademarks are contained as part of signage, stationary, brochures and similar written materials of the Company existing on the date hereof and as of the Closing Date.

11.20      Post-Closing Payments:  Post-Retirement Medical Benefits, Approved Capital Projects and Long-Term Incentive Compensation.

(a)           Post-Retirement Medical Benefits.  Promptly following the finalization of the Closing Balance Sheet, the Closing Net Working Capital Calculation and the Adjustment in accordance with Section 2.4 of this Agreement, the Shareholder shall remit the aggregate amount accrued on the Closing Balance Sheet for post-retirement medical benefit liabilities to the Purchaser.  The aggregate amount shall be composed of the accruals for the post-retirement:  medical plan, dental plan and life insurance.

(b)           Approved Capital Projects.  In connection with the preparation of the Closing Balance Sheet, the Shareholder shall prepare a computation of any and all amounts expended with respect to the approved capital projects set forth on Schedule 5.17.  The computation shall include all amounts (no matter when incurred) paid or incurred by the Company for each such project(s) to the Closing Date.  The computation prepared by the Shareholder shall be submitted to the Purchaser in the manner and timeframe described in Section 2.4, and the review, approval and dispute resolution processes, shall also be in accordance with and as set forth in Section 2.4.  Promptly following the finalization of the capital project(s) computation by the procedures contemplated in Section 2.4, the Purchaser shall promptly remit to the Shareholder the aggregate of the amount(s) computed to have been expended on the approved capital project(s).

(c)           Long-Term Incentive Compensation.  The Purchaser shall promptly remit to the Shareholder the amount of the value of the Parent capital stock used to satisfy the liability to Company employee(s) under the Minnesota Power (ALLETE) Long-Term Incentive Compensation Plan as contemplated by Section 11.8(c)(ii).

11.21      Onvoy, Inc. Litigation.  The litigation described in Schedule 3.7 to this Agreement entitled Onvoy, Inc. v. ALLETE, Inc. and Enventis Telecom, Inc. and all appeals and other actions arising therefrom shall be the responsibility and obligation of the Shareholder and its Affiliates.  In furtherance and clarification of the foregoing, the parties acknowledge and agree that (i) the Shareholder and its Affiliates have assumed the defense, prosecution and all other aspects of this litigation as contemplated in and by Section 9.3 of this Agreement, (ii) the rights of the Purchaser in relation to the interests of the Company shall be governed by the indemnification right set forth in Section 9.1(f), and (iii) the provisions of Section 9.3 of this Agreement shall govern the actions of the parties and their Affiliates after the Closing Date.

ARTICLE 12

TERMINATION

12.1        Termination.  This Agreement may be terminated and the transactions contemplated herein may be abandoned after the date of this Agreement, but not later than the Closing:

(a)           by mutual written consent of all parties hereto;

(b)           by the Purchaser or the Shareholder if (i) any of the conditions provided for in Article 6 of this Agreement have not been met and have not been waived in writing by the party seeking to terminate on or before the Closing Date, and (ii) any party seeking to terminate this Agreement was not the cause of the failure of the condition to be satisfied;

(c)           by the Purchaser if (i) any of the conditions provided for in Article 7 of this Agreement have not been met and have not been waived in writing by the Purchaser on or before the Closing Date, and (ii) the Purchaser was not the cause of the failure of the condition to be satisfied;

(d)           by the Shareholder if (i) any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by the Shareholder on or before the Closing Date, and (ii) the Shareholder was not the cause of the failure of the condition to be satisfied;

(e)           by either the Purchaser or the Shareholder if the Closing shall not have occurred on or before February 28, 2006; and

(f)            by the Purchaser pursuant to its objection to a Supplement delivered by the Shareholder if such objection delivered by the Shareholder meets the criteria for the exercise of a termination right under and pursuant to Section 13.21.

In the event of termination or abandonment by any party as provided in this Section 12.1, written notice shall forthwith be given to the other party and, except as otherwise provided herein, each party shall pay its own expenses incident to preparation or consummation of this Agreement and the transactions contemplated hereunder and neither party shall have any Liability to the other hereunder except such Liability as may arise as a result of a breach hereof.

12.2        Return of Documents and Nondisclosure.  If this Agreement is terminated for any reason pursuant to Section 12.1 hereto, each party and its counsel shall return all documents and materials which shall have been furnished by or on behalf of the other party, and all copies thereof, and each party hereby covenants that it will not Use or Disclose to any Person any Confidential Information about the other party or any information about the transactions contemplated hereby, except insofar as may be necessary to comply with the requirements of any Governmental Body or Final Order or to assert its rights hereunder.

ARTICLE 13

MISCELLANEOUS

13.1        Survival of Representations and Warranties, Covenants and Agreements.  Each of the (i) representations and warranties of the parties contained in this Agreement or in any Ancillary Document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby, and (ii) indemnification covenants set forth in Sections 9.1 and 9.2 hereof, shall survive the Closing of the transactions contemplated hereby and any investigation made by the parties or their agents for a period of eighteen (18) months after the Closing, after which no claim for indemnification for any breach of any representation or warranty under this Agreement or covenants to indemnify under Section 9.1 or 9.2 hereof (A) may be brought, (B) no action with respect thereto may be commenced, and (C) no party shall have any Liability or obligation with respect thereto, unless (x) the Indemnified Party gave written notice to the Indemnifying Party specifying with particularity the breach of representation or warranty or indemnification covenants set forth in Section 9.1 or 9.2 claimed on or before the expiration of such eighteen (18) month period (with respect to all representations and warranties other than those representations and warranties set forth in Sections 3.2, 3.9, 3.10, 3.11, 3.25, 3.35, 4.4, 4.5 and 4.6, which are addressed in clauses (y) and (z) below), (y) the claim relates to a breach of any representations or warranties contained in Sections 3.9, 3.10, 3.11, 3.25, 4.4, 4.5 and 4.6, in which case the right to indemnification and the right to bring an indemnification claim shall survive until the expiration of the applicable statute of limitations, or (z) the claim relates to any representation or warranty in Sections 3.2 or 3.35, in which case the right to indemnification and the right to bring an indemnification claim shall survive indefinitely following the Closing.  The covenants and agreements arising from, incident to or in connection with this Agreement, other than the indemnification covenants set forth in

Section 9.1 and 9.2 hereof, shall survive the Closing indefinitely, until such covenants and agreements are fully satisfied and require no performance or forbearance, or the rights of a party hereto expire on a specific date by the terms hereof.

13.2        Preservation of and Access to Records.  The Purchaser shall preserve or cause the Company to preserve all books and records of the Company existing on the Closing Date for a period of six (6) years after the Closing Date, or any later date of retention required by Applicable Law; provided, however, the Purchaser may destroy any part or parts of such records upon obtaining written consent of the Shareholder for such destruction, which consent may be withheld in the Shareholder’s absolute discretion.  Such records shall be made available to the Shareholder and its representatives at all reasonable times during normal business hours of the Company during said six (6) year period with the right at the Shareholder’s expense to make abstracts from and copies thereof.  The Shareholder and its Affiliates shall preserve all books and records pertaining to the Company in the possession of it or any Affiliate and existing on the Closing Date for a period of six (6) years after the Closing Date, or any later date of retention required by Applicable Law; provided, however, the Shareholder and its Affiliates may destroy any part or parts of such records upon obtaining written consent of the Purchaser for such destruction, which consent may be withheld in the Purchaser’s absolute discretion.  Such records shall be made available to the Purchaser and its representatives at all reasonable times during normal business hours of the Shareholder during said six (6) year period with the right at the Purchaser’s expense to make abstracts from and copies thereof.

13.3        Cooperation.  The parties hereto shall cooperate with each other in all respects, including using commercially reasonable efforts to assist each other in satisfying the conditions precedent to their respective obligations under this Agreement, to the end that the transactions contemplated hereby will be consummated.

13.4        Public Announcements.  Subject to the Purchaser’s obligations under Applicable Laws, the timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both the Purchaser and the Shareholder prior to the release of such public announcements, and each party agrees to cooperate with the other party as appropriate to comply with all Applicable Laws.

13.5        Notices.  All notices, demands and other communications provided for hereunder shall be in writing and shall be given (i) by personal delivery, (ii) via facsimile transmission (receipt telephonically confirmed), (iii) by nationally recognized overnight courier (prepaid), or (iv) by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its and its representative’s address as set forth below or at such other address or in such other manner as may be designated by such party or the respective representative in a written notice to each of the other parties.  All such notices, demands and communications shall be effective (i) when personally delivered, (ii) one (1) business day after delivery to the overnight courier, (iii) upon telephone confirmation of facsimile transmission, or (iv) upon receipt after dispatch by mail to the party to whom the same is so given or made:

If to the Purchaser:	Hickory Tech Corporation
221 Hickory Street
P.O. Box 3248
Mankato, MN 56002
Fax No.: (507) 625-9191
Attention: Chief Financial Officer

With a copy to:	Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, MN 55402
Fax No.: (612) 340-2868
Attention: William B. Payne

If to the Shareholder:	Minnesota Power Enterprises, Inc.
30 West Superior Street
Duluth, MN 55802-2093
Fax No.: (218) 723-3960
Attention: General Counsel

With a copy to:	Briggs and Morgan, Professional Association
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Fax No.: (612) 977-8650
Attention: Michael J. Grimes

13.6        Entire Agreement.  Except for any confidentiality agreement executed by a party hereto (which shall, by the terms hereof, expire upon the Closing), this Agreement, including the Ancillary Documents to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

13.7        Remedies.  The respective indemnification obligations of the parties set forth in Article 9 of this Agreement are the exclusive remedies of the parties and their successors, assigns or others seeking to claim by, through, or on behalf of a party, under this Agreement, and no other remedy or remedies, whether arising under any Applicable Law, common law or otherwise, may be used, asserted or prosecuted in connection with this Agreement and any transaction, occurrence, or omission arising from, in connection with or otherwise based upon this Agreement; provided, however, that all equitable remedies shall remain available other than rescission, which shall not be an available remedy of either party hereto, or their respective successors and assigns, under or pursuant to this Agreement.  The foregoing provisions of this Section 13.7 shall not be applicable in the specific instances in which a party hereto has committed fraud.  In addition to the foregoing, the parties specifically agree that (i) any Loss or aggregate Losses indemnified under this Agreement, other than claims of Loss or Losses by third parties who are not an “Indemnified Party” hereunder, shall be computed on a dollar-for-dollar basis in an amount of the direct cost of such Loss and no “multiplier” or similar computational formula shall be used in the calculation of any such Loss, and (ii) rescission shall not be a remedy available to either of the Parties under this Agreement.

13.8        Amendments.  No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties hereto.

13.9        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this section, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto.  In its sole discretion the Purchaser may assign its rights in and/or delegate its duties under this Agreement to an Affiliate of the Purchaser.  In the event of such an assignment of rights and/or delegation of duties, all references to the Purchaser or the Shareholder, as applicable to the assignment in this Agreement, shall also be deemed to be references to the Person to which this Agreement is assigned; provided, that no such assignment and/or delegation shall relieve the assignor of any of its duties or obligations hereunder.

13.10      Fees and Expenses.  Each party hereto shall pay its own fees and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of its respective attorneys, accountants and investment bankers; provided, that the Shareholder shall pay the Company’s fees and expenses.  If the transaction is consummated, all fees and expenses, including legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by the Shareholder or the Company in connection with this transaction (the “Transactional Expenses”) shall be deemed expenses of the Shareholder and shall be borne by the Shareholder.

13.11      Governing Law and Jurisdiction.

(a)           Governing Law.  This Agreement, including the Ancillary Documents to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota without giving effect to the principles of comity or conflicts of laws thereof; provided, however, with respect to the indemnification provisions of Article 9 of this Agreement, and any claims with respect to such indemnification made by either of the parties hereto, the parties specifically and knowingly agree that such indemnification provisions, and the enforcement thereof, shall be construed, governed by and enforced in accordance with the internal laws of the State of New York, without giving effect to the principles of comity or conflicts of laws thereof.  In clarification of the foregoing, it is the parties’ intent that such application of New York law shall include the principles set forth in CBS, Inc. v. Ziff-Davis Publishing Co., 75 N.Y.2d 496, 553 N.E.2d 997, 554 N.Y.S.2d 449 (New York 1990); provided, further, however, that the selection of such New York law shall not in any way affect the parties’ intent and the specific provision negotiated herein to limit the remedies under this Agreement as set forth in Section 13.7 hereof, including the prohibition against (i) the use of “multipliers” in calculating a Loss or Losses, and (ii) the assertion of rescission as a remedy.

(b)           Venue.  The parties agree and consent that any legal action, suit or Proceeding seeking to enforce any provision of this Agreement with the exception of Section 9.4 (which is governed by Section 9.4(c)) shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minneapolis, Minnesota, or in the United States District Court having jurisdiction in Minneapolis, Minnesota and the parties agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or Proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or Proceeding.  The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or Proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, Proceeding, if given or made (i) according to Applicable Law, (ii) by a Person over the age of 18 who personally served such notice or service of process on the Shareholder or the Purchaser, as the case may be, or (iii) by certified mail, return receipt requested, mailed to the parties, as the case may be, at their respective addresses set forth in this Agreement.

13.12      Counterparts and Electronic Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.  The counterparts of this Agreement and all Ancillary Documents may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received.

13.13      Headings.  The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof.  The terms “this Agreement,” “hereof,” “herein,” “hereunder,” “hereto” and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

13.14      Scope of Agreement.  Unless the context otherwise requires, all references in this Agreement or in any Schedule or Exhibit hereto, to the assets, properties, operations, business, financial statements, employees, books and records, accounts receivable, accounts payable, Contracts or other attributes of the Company shall mean such items or attributes as they are used in, apply to, or relate to the Company.

13.15      Number and Gender.  Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

13.16      Severability.  In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

13.17      Parties in Interest.  Except for the third party beneficiaries specifically identified as a class in Section 11.9 hereof and except as to the Company, nothing implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than the Purchaser and the Shareholder and their respective representatives, successors and permitted assigns.  Except as provided otherwise in this Agreement, nothing in this Agreement is intended to relieve or discharge the Liabilities of any third Person to the Purchaser or the Shareholder.

13.18      Waiver.  The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance.  Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof.  No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

13.19      Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “including,” “include” or “includes” shall mean including without limitation.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

13.20      Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

13.21      Supplementation of Schedules.  The Shareholder may elect to deliver a supplement (“Supplement”) to one or more of the Schedules previously delivered to the Purchaser in accordance with the procedures set forth in this Section 13.21 as follows:

(a)           Prior to the Closing Date, any and all Supplements must be in writing and must be delivered to the Purchaser as soon as practicable, but in no event later than the date that is three (3) business days prior to the scheduled Closing Date.  The Purchaser shall be given the opportunity during the two (2) business days following the delivery of the proposed Supplement to consider that Supplement.  If the recipient does not object to the contents of the Supplement within such period, the Schedule in question shall be deemed amended as of the date of this Agreement by the Supplement.  If the recipient objects to a proposed Supplement, the sole remedy of such objecting party shall be termination of this Agreement in accordance Section 12.1(f) of this Agreement, provided, however, such termination right shall only be available if (i) the matter(s) disclosed in the Supplement (or the cumulative effect or impact of the Supplement, combined with the effect or impact of all other previously submitted Supplements) could reasonably be determined to be material and adverse, and (ii) the matter(s) disclosed in the Supplement (or cumulative Supplements) could reasonably be determined to have a Material Adverse Effect.  If the termination right is not available to the Purchaser or the termination right is available to the Purchaser and is not exercised within the proscribed two (2) business day period, the Schedule(s) in question shall be deemed amended, as described above;

(b)           The right to provide the Supplement shall only be available if (i) the Supplement was prepared in connection with or was made necessary by the occurrence of an event after the date hereof or a change in circumstance of which the party proposing the Supplement was unaware from the date of this Agreement to the date of the proposed Supplement, or (ii) the omission from the original Schedule(s) was ministerial in nature and the Supplement is not material and adverse to the interests of the Company; and

(c)           Any and all Supplements delivered within three (3) business days prior to the scheduled Closing Date must be in writing and delivered to the other party pursuant to this Section 13.21 and Section 13.5 of this Agreement, and will only be deemed to amend a Schedule with the written consent of the recipient of the Supplement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representatives as of the day, month and year first above written.

SHAREHOLDER:	PURCHASER:
MINNESOTA POWER ENTERPRISES, INC.	HICKORY TECH CORPORATION

By	By
Its	Its

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

EXHIBITS AND SCHEDULES

Schedules

1.0	Knowledge Persons
3.1(b)	Due Incorporation
3.2	Capitalization
3.4	No Breach
3.5	Clear Title
3.6	Condition of Assets
3.7	Litigation
3.8	Labor Matters
3.9(a)(i)	Tax Returns
3.9(a)(ii)	Income or Franchise Tax Returns
3.9(b)	Payment of Taxes
3.9(c)	Other Tax Matters
3.10(a)	Benefit Plans
3.10(b)	Employee Pension Benefit Plans
3.10(c)	Multiemployer Plans
3.10(d)	Other Plans
3.10(e)	Plan Documents
3.10(f)	Prohibited Transactions
3.10(g)	Fiduciary Duty
3.10(h)	Group Health Plans
3.10(i)	Triggering of Obligation and Other Binding Commitments
3.10(j)	Operational Compliance
3.10(l)	Absence of Termination Restrictions
3.11	Guarantees
3.12	Financial Statements
3.13	Absence of Certain Developments
3.14(a)(i)	Owned Intellectual Property Rights
3.14(a)(ii)	Licensed-In-Intellectual Property Rights (Other than Software)
3.14(b)	Encumbrances on Intellectual Property Rights
3.14(c)	Unenforceable Intellectual Property Rights
3.14(d)	Trade Secrets
3.14(e)	Infringement on Owned Intellectual Property Rights
3.14(f)	Non-Performance
3.14(g)	Exclusive right of Licensed-In-Intellectual Property Rights
3.14(h)	Third Party Intellectual Property Rights
3.14(i)	Owned Software
3.15	Compliance with Laws
3.16	Operating Contracts
3.17	Real Estate
3.20(a)	Employee Listing
3.20(b)	Voluntary Employee Terminations
3.20(c)	Employee Compliance

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3.20(d)	Non-Resident Employees
3.21	Permits
3.22	Certain Arrangements
3.23	Subsidiaries
3.24	Insurance
3.26	Relationship with Related Persons
3.28	Environmental Matters
3.29	Debt Instruments
3.30	Customers and Suppliers
3.31	Shareholder Loans
3.32	Internal Accounting Controls
3.33	Absence of Certain Business Practices
3.34	Trade Regulation
3.36	Employee Retention
3.37	Inventory
3.38	Warranties
5.2	Conduct of Business
5.8	Restrictions on Sale of Assets
5.11	Retention Plan
5.17	Capital Expenditures
5.22	Shareholder and Affiliate Guarantees
5.24	Intercompany Agreements
6.2	Required Consents and Approvals
11.9	Indemnification of Officers and Directors of the Company

Exhibits

Exhibit A	Escrow Agreement (§2.3)
Exhibit B	Closing Balance Sheet, Computation of Closing Net Working Capital and Net Working Capital Calculation (§2.4(a))
Exhibit C	Certificate of Shareholder as to Representations, Warranties and Covenants (§2.5(b)(i))
Exhibit D	Certificate of Purchaser as to Representations, Warranties and Covenants (§2.5(c)(ii))
Exhibit E	Transition Services Agreement (§2.5(b)(vi))
Exhibit F	Form of Amended and Restated Dark Fiber Lease Agreement (§11.15)

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